                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-38611


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO SECTION 8(A) OF THE SECURITIES ACT OF 1933. A FINAL PRICING SUPPLEMENT, THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES WILL BE DELIVERED TO PURCHASERS OF THESE SECURITIES. NEITHER THIS PRICING SUPPLEMENT, THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS TO WHICH IT RELATES SHALL CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
              PRELIMINARY PRICING SUPPLEMENT DATED MARCH 20, 1998

PRICING SUPPLEMENT

(TO PROSPECTUS DATED OCTOBER 30, 1997
AND PROSPECTUS SUPPLEMENT DATED FEBRUARY 5, 1998)

                                  $75,000,000

(JDN LOGO)                   JDN REALTY CORPORATION
          % MANDATORY PAR PUT REMARKETED SECURITIES(SM) ("MOPPRS(SM)")

                              DUE MARCH    , 2013
                             ---------------------

    JDN Realty Corporation (the "Company") is offering $75,000,000 in aggregate
principal amount of its     % MandatOry Par Put Remarketed Securities(SM)
("MOPPRS(SM)") due March   , 2013. The annual interest rate on the MOPPRS to
March   , 2003 (the "Remarketing Date") is     %. THE MOPPRS ARE SUBJECT TO
MANDATORY TENDER ON THE REMARKETING DATE. If Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Remarketing Dealer (the "Remarketing Dealer"), has elected to remarket the MOPPRS as described herein, the MOPPRS will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on the Remarketing Date, except in the limited circumstances described herein. See "Description of the MOPPRS -- Tender of MOPPRS; Remarketing." If the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date or elects not to remarket the MOPPRS, or in certain other limited circumstances described herein, the Company will be required to repurchase the MOPPRS from the beneficial owners ("Beneficial Owners") thereof at 100% of the principal amount thereof plus accrued interest, if any. See "Description of the MOPPRS -- Repurchase."

    The MOPPRS are part of the Medium-Term Notes series of the Company described in the accompanying Prospectus Supplement, dated February 5, 1998 (the "Prospectus Supplement"), and the accompanying Prospectus, dated October 30, 1997 (the "Prospectus"). Interest on the MOPPRS is payable semiannually on
      and       of each year, commencing            , 1998. Except in the
limited circumstances described herein, the MOPPRS are not subject to redemption by the Company prior to their Stated Maturity Date (as defined below). See "Description of the MOPPRS -- Redemption."

    Ownership of the MOPPRS will be maintained in book-entry form by or through The Depository Trust Company ("DTC"). Interests in the MOPPRS will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Beneficial Owners of the MOPPRS will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described herein. Settlement for the MOPPRS will be made in immediately available funds. The secondary market trading activity in the MOPPRS will therefore settle in immediately available funds. All payments of principal and interest on the MOPPRS will be made by the Company in immediately available funds so long as the MOPPRS are maintained in book-entry form. Beneficial interests in the MOPPRS may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples thereof.

     SEE "RISK FACTORS" COMMENCING ON PAGE S-3 OF THE PROSPECTUS SUPPLEMENT AND IN THE COMPANY'S CURRENT REPORT ON FORM 8-K, DATED JANUARY 26, 1998, INCORPORATED BY REFERENCE INTO THE ACCOMPANYING PROSPECTUS, FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE MOPPRS.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT, THE ACCOMPANYING PROSPECTUS
 SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                             ---------------------
    The MOPPRS will be sold to the public at varying prices relating to prevailing market prices at the time of resale to be determined by the applicable Underwriter at the time of each sale. The net proceeds to the Company
will be     % of the principal amount of the MOPPRS sold and the aggregate
proceeds will be $         , plus accrued interest, if any, from March   , 1998.
Expenses payable by the Company for the Offering are estimated at $         .
For further information with respect to the plan of distribution, see "Supplemental Plan of Distribution."

    The MOPPRS are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the MOPPRS will be made through the book-entry facilities of DTC on
or about March   , 1998.
                             ---------------------

MERRILL LYNCH & CO.
                  BT ALEX. BROWN
                                   MORGAN STANLEY DEAN WITTER
                                                SALOMON SMITH BARNEY
                             ---------------------

             The date of this Pricing Supplement is March   , 1998.

---------------

"MandatOry Par Put Remarketed Securities(SM)" and "MOPPRS(SM)" are service marks owned by Merrill Lynch & Co., Inc.

                                   [JDN LOGO]

                             PROPERTY LOCATION MAP

                                     [MAP]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE MOPPRS. SUCH TRANSACTIONS MAY INCLUDE OVER-ALLOTMENT TRANSACTIONS AND THE PURCHASE OF MOPPRS TO COVER THE UNDERWRITERS' SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."

                           PRICING SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, the accompanying Prospectus Supplement and Prospectus. Unless the context otherwise requires, as used herein the terms "Company" or "JDN" include JDN Realty Corporation, its predecessor, JDN Development Company, Inc., subsidiaries of JDN Realty Corporation and JDN Development Company, Inc., and joint ventures (including limited liability companies) in which JDN Realty Corporation, JDN Development Company, Inc. or their subsidiaries own an interest. The offering of the MOPPRS pursuant to this Pricing Supplement and accompanying Prospectus Supplement and Prospectus is referred to herein as the "Offering."

                                  THE COMPANY

     The Company, which began operations in 1978, is a real estate development company specializing in the development and asset management of retail shopping centers anchored by value-oriented retailers. As of February 28, 1998, the Company owned and operated 76 properties containing approximately 9.6 million square feet of gross leasable area ("Company GLA") located in 13 states. The principal tenants of the Company's properties include Wal-Mart, Lowe's and Kroger. The Company has elected to be treated as a real estate investment trust ("REIT") for federal income tax purposes.

     The Company is one of the largest developers of Wal-Mart anchored shopping centers in the United States. The Company and its founders have developed or jointly developed 142 shopping center projects, 95 of which were built on assignment from Wal-Mart, and have developed, sold or leased more than 150 outparcels.

     The Company's business objective is to increase its funds from operations per share by (i) development of new shopping centers anchored by strong shopping center retailers, (ii) redevelopment and expansion of its existing properties,
(iii) effective leasing and management of its properties and ground leasing of adjacent outparcels and (iv) acquisition of existing shopping centers. The Company is a fully integrated real estate firm with in-house development, redevelopment, expansion, leasing, property management and acquisition expertise.

     The eight members of the Company's senior management team average approximately 11 years with the Company and each has significant experience in the real estate industry. As of February 28, 1998, the executive officers and directors of the Company as a group beneficially owned approximately 7.8% of the outstanding Common Stock of the Company.

                                 THE PROPERTIES

     The Company owns and operates 76 neighborhood and community shopping centers with an average size of approximately 160,000 square feet of gross leasable area, including both Company GLA and gross leasable area not owned by the Company (collectively, "Total GLA"), that are generally leased to national or regional retailers that the Company considers to be leaders in their respective market sectors. These retailers typically market basic goods and other staples that generally are in demand throughout most economic cycles. The Company leases a substantial portion of Company GLA on a long-term net basis. The Company's leases with anchor tenants are typically net leases which require the lessee to be responsible for substantially all of the costs and expenses associated with the ongoing maintenance of the property. As of February 28, 1998, approximately 86.7% of the Company's Annualized Base Rent (as defined below) was derived from national or regional tenants. As of December 31, 1997, approximately 67.9% of the Company's Annualized Base Rent was derived from leases expiring in more than 10 years. As of February 28, 1998, the Company GLA was 97.1% leased.

     On February 4, 1998, the Company purchased a portfolio of five shopping center properties in Milwaukee, Wisconsin aggregating 1,095,189 square feet for a purchase price of approximately $58.5 million (the "Milwaukee Acquisition").

     The following table sets forth, as of February 28, 1998, certain information with respect to the types of tenant space leased by the Company:

                                                                                                       ANNUALIZED
                                                                                                       BASE RENT
                                                                                      PERCENTAGE OF    PER LEASED
                                       COMPANY GLA    PERCENTAGE OF     ANNUALIZED     ANNUALIZED        SQUARE
TYPE OF TENANT SPACE                  (SQUARE FEET)    COMPANY GLA     BASE RENT(1)     BASE RENT         FOOT
--------------------                  -------------   -------------    ------------   -------------    ----------
Anchor..............................    7,425,567          77.6%       $45,984,205         70.4%         $ 6.19
Non-Anchor..........................    1,872,500          19.5         19,347,488         29.6           10.33
Unleased............................      275,565           2.9                 --           --              --
                                        ---------         -----        -----------        -----          ------
         Total or Weighted
           Average..................    9,573,632         100.0%       $65,331,693        100.0%         $ 7.03
                                        =========         =====        ===========        =====
National............................    6,660,524          69.6%       $42,951,538         65.8%         $ 6.45
Regional............................    1,798,723          18.8         13,679,935         20.9            7.61
Local...............................      838,820           8.7          8,700,220         13.3           10.37
Unleased............................      275,565           2.9                 --           --              --
                                        ---------         -----        -----------        -----          ------
         Total or Weighted
           Average..................    9,573,632         100.0%       $65,331,693        100.0%         $ 7.03
                                        =========         =====        ===========        =====

---------------

(1) "Annualized Base Rent" represents the monthly base rent in effect as of February 28, 1998 (as set forth in executed leases) multiplied by 12, excluding tenant recoveries for common area maintenance, property taxes, insurance and percentage rent.

                                  THE OFFERING

     For a more complete description of the MOPPRS specified in the following summary, including definitions of capitalized terms not otherwise found therein, see "Description of the MOPPRS" in this Pricing Supplement, "Description of Notes" in the accompanying Prospectus Supplement and "Description of Debt Securities" in the Prospectus.

Securities Offered.........  $75,000,000 aggregate principal amount of      %
                             MandatOry Par Put Remarketed Securities ("MOPPRS")
                             due March   , 2013.

Maturity...................  The Stated Maturity Date of the MOPPRS is March   ,
                             2013.

Remarketing Date...........  The Remarketing Date of the MOPPRS is March   ,
                             2003.

Mandatory Tender of MOPPRS;
  Remarketing and
  Repurchase...............  Provided that the Remarketing Dealer gives notice to the Company and the Trustee on a Business Day not later than five Business Days prior to the Remarketing Date of its intention to purchase the MOPPRS for remarketing, each MOPPRS will be automatically tendered, or deemed tendered, to the Remarketing Dealer for purchase on the Remarketing Date, except in the circumstances described under "Description of the MOPPRS -- Repurchase" or
                             "-- Redemption."

                             The purchase price to be paid by the Remarketing Dealer for the tendered MOPPRS will equal 100% of the principal amount thereof. When the MOPPRS are tendered for remarketing, the Remarketing Dealer may remarket the MOPPRS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. If the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date or elects not to remarket the MOPPRS, or in certain other limited circumstances described herein, the Company will be required to repurchase the MOPPRS from the Beneficial Owners thereof on the Remarketing Date, at 100% of the principal amount thereof plus accrued and unpaid interest, if any. See "Description of the MOPPRS -- Repurchase."

Optional Redemption........  The MOPPRS are subject to redemption from the
                             Remarketing Dealer, in whole but not in part, at the option of the Company on the Remarketing Date at the Optional Redemption Price. The MOPPRS are not otherwise subject to redemption by the Company.

Interest Payment Dates.....  Interest on the MOPPRS will be payable semiannually
                             in arrears on each                       and
                                                   , commencing
                                                   , 1998.

Ranking....................  The MOPPRS will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of the Company, and the MOPPRS will be effectively subordinated to the prior claims of any secured indebtedness of the Company to the extent of the value of the property securing such indebtedness. As of December 31, 1997, the Company's secured indebtedness aggregated approximately $13.6 million (approximately $19.0 million on a pro forma basis after giving effect to the Milwaukee Acquisition, the February Offerings (as hereinafter defined) and the application of net proceeds therefrom and the Offering and the application of net proceeds therefrom (collectively, the "First Quarter Transactions")) and unsecured and unsubordinated indebtedness aggregated approximately $203.0 million (approximately $234.5 million on a pro forma basis after giving effect to the First Quarter Transactions). See "Capitalization."

Form.......................  The MOPPRS will be issued and maintained in book-entry form registered in the name of a nominee of DTC, except under the limited circumstances described herein. See "Description of the MOPPRS -- Tender of MOPPRS; Remarketing" below and "Description of Notes -- Book-Entry Notes" in the accompanying Prospectus Supplement.

Use of Proceeds............  The net proceeds to the Company from the Offering
                             (approximately $     million) will be used to
                             reduce the outstanding balance under the Company's $150 million unsecured line of credit led by Wachovia Bank of Georgia, N.A., as agent (the "Unsecured Credit Facility").

Limitations on Incurrence
  of Debt..................  The MOPPRS contain various covenants, including the following:

                             (1) The Company and its Subsidiaries will not incur
                                 any Debt, other than intercompany Debt, if, after giving effect thereto, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries is greater than 60% of (i) the Total Assets of the Company and its Subsidiaries as of the end of the most recent fiscal quarter plus (ii) the increase, if any, in the Total Assets of the Company and its Subsidiaries since the end of such quarter, including any increase in the Total Assets of the Company and its Subsidiaries resulting from the incurrence of such additional Debt minus
                                 (iii) the decrease, if any, in the Total Assets of the Company and its Subsidiaries since the end of such quarter (the Total Assets of the Company and its Subsidiaries as so adjusted is referred to as "Adjusted Total Assets"). As of December 31, 1997, on a pro forma basis giving effect to the First Quarter Transactions, the aggregate principal amount of all outstanding Debt of the Company and its

                                 Subsidiaries was 37.6% of the Adjusted Total
                                 Assets of the Company and its Subsidiaries.

                             (2) The Company and its Subsidiaries will not incur
                                 any Secured Debt, other than intercompany Debt, if, after giving effect thereto, the aggregate amount of all outstanding Secured Debt of the Company and its Subsidiaries is greater than 40% of the Adjusted Total Assets. As of December 31, 1997, on a pro forma basis giving effect to the First Quarter Transactions, the aggregate amount of all outstanding Secured Debt of the Company and its Subsidiaries was 6.4% of the Adjusted Total Assets of the Company and its Subsidiaries.

                             (3) The Company and its Subsidiaries will not incur
                                 any Debt, other than intercompany Debt, if Consolidated Income Available for Debt Service for the four consecutive fiscal quarters (for which financial statements are available) most recently ended prior to the date of the incurrence of such Debt, on a pro forma basis, would be less than 1.5 times the Annual Debt Service Charge on all Debt outstanding immediately after the incurrence of such additional Debt. As of December 31, 1997, on a pro forma basis giving effect to the First Quarter Transactions, the Consolidated Income Available for Debt Service of the Company and its Subsidiaries for the four consecutive fiscal quarters most recently ended was 5.3 times the Annual Debt Service Charge on all Debt outstanding.

                             (4) The Company and its Subsidiaries will maintain
                                 Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries. As of December 31, 1997, on a pro forma basis giving effect to the First Quarter Transactions, the Total Unencumbered Assets of the Company and its Subsidiaries equalled 292.7% of the Unsecured Debt of the Company and its Subsidiaries.

                             For certain defined terms and additional covenants, see "Description of Notes -- Certain Covenants" in the accompanying Prospectus Supplement.

                            BUSINESS AND PROPERTIES

     The Company, which began operations in 1978, is a real estate development company specializing in the development and asset management of retail shopping centers anchored by value-oriented retailers. As of February 28, 1998, the Company owned and operated 76 properties containing approximately 9.6 million square feet of Company GLA located in 13 states. The principal tenants of the Company's properties include Wal-Mart, Lowe's and Kroger. The Company has elected to be treated as a REIT for federal income tax purposes. As of February 28, 1998, the average age of the Company's shopping centers was 7.8 years and the Company GLA was 97.1% leased.

     The Company is one of the largest developers of Wal-Mart anchored shopping centers in the United States. The Company and its founders have developed or jointly developed 142 shopping center projects, 95 of which were built on assignment from Wal-Mart, and have developed, sold or leased more than 150 outparcels.

     The Company's business objective is to increase its funds from operations per share by (i) development of new shopping centers anchored by strong shopping center retailers, (ii) redevelopment and expansion of its existing properties,
(iii) effective leasing and management of its properties and ground leasing of adjacent outparcels and (iv) acquisition of existing shopping centers. The Company is a fully integrated real estate firm with in-house development, redevelopment, expansion, leasing, property management and acquisition expertise.

     The eight members of the Company's senior management team average approximately 11 years with the Company and each has significant experience in the real estate industry. As of February 28, 1998, the executive officers and directors of the Company as a group beneficially owned approximately 7.8% of the outstanding Common Stock of the Company.

     JDN Realty Corporation was incorporated under the laws of Maryland in December 1993. The Company's executive offices are located at 359 East Paces Ferry Road, Suite 400, Atlanta, Georgia 30305 and its telephone number is (404) 262-3252.

     Relationships with Shopping Center Retailers. Management believes that the Company's relationships with national, regional and local shopping center retailers provide it with a competitive advantage relative to other shopping center developers. The Company's relationships include prominent retailers such as Wal-Mart, Lowe's, Kroger, TJ Maxx, Kmart, Food Lion, Kohl's, Target and Home Depot. The Company continuously works to improve existing relationships and to develop new relationships with value-oriented retailers that enjoy a leading position in their respective market segments. The Company intends to continue to leverage these relationships in developing power and community shopping centers on an assignment basis. Management believes that these relationships are the product of the Company's historical track record of delivering development projects on an assignment basis that are generally on time and on budget.

     Management believes that the Company's relationships with a select group of value-oriented retailers provide the Company with a superior selection of potential anchor tenants for its shopping centers. Management believes that the selection of the initial tenants for a shopping center project is among the most important factors in determining the initial success and long-term viability of a project.

     The following table sets forth, as of February 28, 1998, certain information with respect to tenants that individually account for more than 2% of the Company's Annualized Base Rent:

                                                                          PERCENTAGE OF
                               NUMBER OF     ADDITIONAL    COMPANY GLA     ANNUALIZED     PERCENTAGE OF
TENANT                       STORES LEASED   STORES(1)    (SQUARE FEET)     BASE RENT      COMPANY GLA
------                       -------------   ----------   -------------   -------------   -------------
Wal-Mart...................       20             11         2,191,584         16.8%            22.9%
Lowe's.....................       11              2         1,239,416         14.2             12.9
Kroger.....................        8              2           471,466          5.4              4.9
TJ Maxx....................        7             --           347,649          3.3              3.6
Bruno's....................        7              1           365,614          3.2              3.8
Kmart......................        4             --           389,564          2.6              4.1
Food Lion..................        8             --           236,079          2.5              2.5
                                  --             --         ---------         ----             ----
          Total............       65             16         5,241,372         48.0%            54.7%
                                  ==             ==         =========         ====             ====

---------------

(1) Represents additional retail stores that are not owned by the Company but are part of or adjacent to the Company's shopping center properties.

     As of February 28, 1998, 48.4% of the Company's Annualized Base Rent was derived from tenants whose long-term senior unsecured debt securities are rated investment grade, which for these purposes are deemed to be "senior unsecured debt" rated BBB- or better by Standard and Poor's Corporation or "long-term bonds" rated Baa3 or better by Moody's Investors Service. Security ratings are subject to revision or withdrawal at any time by the assigning rating organization.

     The following table sets forth information on lease expirations as of December 31, 1997:

                                                                             PERCENT OF       PERCENT OF
                                                                             COMPANY GLA   ANNUALIZED BASE
                                       COMPANY GLA       ANNUALIZED BASE     REPRESENTED   RENT REPRESENTED
     LEASE            NUMBER OF       UNDER EXPIRING        RENT UNDER       BY EXPIRING     BY EXPIRING
EXPIRATION YEAR    LEASES EXPIRING   LEASES (SQ. FT.)   EXPIRING LEASES(1)     LEASES           LEASES
---------------    ---------------   ----------------   ------------------   -----------   ----------------
      1998               165              377,217          $ 3,145,487            4.7%            5.3%
      1999               137              332,104            3,330,261            4.1             5.6
      2000               165              459,939            4,327,093            5.7             7.2
      2001                84              209,461            2,512,717            2.6             4.2
      2002                80              299,496            2,716,106            3.7             4.5
      2003                21              108,164              979,431            1.3             1.6
      2004                10              332,272            1,463,142            4.1             2.5
      2005                11              103,863              794,250            1.3             1.3
      2006                20              276,506            1,906,305            3.4             3.2
      2007                 9               95,634              906,429            1.2             1.5
   Thereafter            100            5,486,598           37,813,030           67.9            63.1
                         ---            ---------          -----------          -----           -----
     Total               802            8,081,254          $59,894,251          100.0%          100.0%
                         ===            =========          ===========          =====           =====

---------------

(1) Represents rates in effect at the time of lease expiration.

     Wal-Mart is the Company's largest tenant in terms of both Annualized Base Rent and Company GLA, representing approximately 16.8% of the Company's Annualized Base Rent and approximately 22.9% of Company GLA at February 28, 1998. Of the 20 stores that Wal-Mart leased from the Company as of February 28, 1998, 19 contained Company GLA over 60,000 square feet and six were less than five years old.

     Lowe's is the Company's second largest tenant in terms of both Annualized Base Rent and Company GLA, representing approximately 14.2% of the Company's Annualized Base Rent and approximately 12.9% of Company GLA at February 28, 1998. Of the 11 stores which Lowe's leased from the Company as of February 28, 1998, ten contained Company GLA over 70,000 square feet and eight were less than five years old.

     Consistent Operating Performance. Management believes that the successful implementation of the Company's operating strategy accounts for the Company's consistent operating performance. The Company's relationships with shopping center retailers, reputation for timely delivery of development projects, financial strength, access to capital and experienced professionals are important factors in achieving the Company's goals of increasing shareholder value and realizing growth of funds from operations per share. Management believes that the following indicators of the Company's operating performance demonstrate the success of its operating strategy:

    - The Company's operating portfolio of shopping center properties was 97.1%, 98.2%, and 98.9% leased as of December 31, 1997, 1996 and 1995, respectively.

    - On a same property basis, Annualized Base Rent per leased square foot increased to $6.59 as of December 31, 1997 from $6.52 as of December 31, 1996.

    - Minimum and percentage rents have increased from $27.5 million in 1995 to $32.9 million in 1996 and $43.3 million in 1997, increases of 19.9% and 31.6%, respectively.

    - Funds from Operations ("FFO") per share increased 10.1% from the year ended December 31, 1996 to the year ended December 31, 1997.

      The Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash provided by operating activities, investing activities and financing activities, it provides investors with an indication of the ability of the Company to make capital expenditures and to fund other cash needs. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") to mean net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash provided by operating activities, as defined by GAAP, should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of operating performance and is not indicative of cash available to fund all cash flow needs, including the Company's ability to make cash distributions.

     Disciplined Approach to Development. The Company's primary growth strategy is to develop, on assignment, shopping centers anchored by value-oriented retailers. Since 1978, the Company and its founders have developed or jointly developed 142 shopping center projects, of which 95 have been built on assignment from Wal-Mart. The Company's primary development relationships continue to be with Wal-Mart and Lowe's, with additional significant relationships with Kroger, Target and Home Depot.

     The Company's assignment-based development strategy is designed to reduce the risks associated with development by ensuring that a significant shopping center retailer is committed before the Company spends substantial time or money on a project. Typically, the Company has signed leases or has commitments from shopping center retailers for 80% to 90% of the planned Total GLA prior to the purchase of land and the commencement of construction.

     After obtaining an assignment from a significant retailer in a particular market, the Company:

    - Performs preliminary demographic, traffic and economic studies that indicate particular locations, and estimates preliminary costs associated with those potential sites;

    - Contacts other major shopping center retailers that the Company believes would be interested in the same market to seek a development assignment;

    - Obtains an option on the proposed site;

    - Estimates costs by evaluating soil, water, sewer, environmental and traffic factors, as well as any other costs associated with the particular site;

    - Develops a site plan, taking into account the physical constraints of the property and the physical requirements of the shopping center retailers, that can be translated into economic terms to set rental rates for anchor tenants;

    - Reviews the local rental market to determine demand for and pricing of local tenant space;

    - Contacts potential outparcel users for the site to determine demand for and pricing of outparcels;

    - Performs financial analyses to confirm that the development meets internal return-on-cost criteria;

    - After the Company obtains a signed lease or a commitment from a significant shopping center retailer, the Company purchases the land and oversees construction of the shopping center.

     By adhering to a disciplined development philosophy that mitigates development risks, the Company has generally been able to deliver projects on a timely basis that meet budgeted returns.

     The Company has historically concentrated its development activities in the Southeast as a result of attractive shopping center development opportunities with its major anchor tenants in this region. The Company continues to actively pursue development opportunities within the Southeast based on assignments from major retailers. The Company is also pursuing development opportunities outside the Southeast in areas such as the Midwest and Southwest as the result of (i) increased tenant interest in developments in these areas and (ii) opportunities in these new areas with local developers in the form of strategic alliance relationships. These strategic alliance relationships evolve through relationships the Company has developed with local developers who in turn have development opportunities in their local markets. The Company typically owns these projects and compensates the strategic alliance partners on a fee basis.

     Capital Structure. Management intends to finance the Company's future growth through the maintenance of a flexible capital structure that management believes will allow the Company to take advantage of development and acquisition opportunities while providing access to the public debt and equity capital markets on favorable terms. The Company intends to maintain a strong financial position by: (i) maintaining a low level of leverage (i.e., a ratio of debt-to-total-market-capitalization of 50% or less), (ii) maintaining a large pool of unencumbered properties, (iii) managing its exposure to variable interest rates and (iv) continuing to decrease its distribution payout ratio (i.e., distributions paid in respect of a year as a percentage of FFO for such year).

     Management believes the following indicators reflect its strong financial position:

    - The Company's ratio of EBIDA (as defined below) to Fixed Charges was 4.1 for the year ended December 31, 1997 compared to 3.4 for the year ended December 31, 1996. For the year ended December 31, 1997, on a pro forma basis giving effect to the First Quarter Transactions, the Company's ratio of EBIDA to Fixed Charges was 3.9.

      EBIDA represents earnings before interest expense, depreciation and amortization, and is computed as income before extraordinary items plus interest expense, depreciation and amortization. The Company believes that in addition to cash flows and net income, EBIDA is a useful financial performance measurement for assessing its operating performance because, together with net income and cash flows, EBIDA provides investors with an additional basis to evaluate its ability to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBIDA and the trends it depicts, the components of EBIDA, such as rental revenues, rental expenses, real estate taxes and general and administrative expenses, should be considered. Excluded from EBIDA are financing costs such as interest as well as depreciation and amortization, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating its operating performance. Further, EBIDA does not represent net income or cash flows from operating, financing and investing activities as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. Fixed Charges represent interest expense plus capitalized interest and scheduled principal amortization.

     - As of December 31, 1997, on a pro forma basis giving effect to the First Quarter Transactions, the Company and its Subsidiaries had $686.5 million of Total Unencumbered Assets supporting Unsecured Debt of the Company and its Subsidiaries of $234.5 million. (See "Description of Notes -- Certain Covenants" in the accompanying Prospectus Supplement for definitions of these capitalized terms.)

     - As of December 31, 1997, on a pro forma basis giving effect to the First Quarter Transactions, the Company and its Subsidiaries had a ratio of Debt to Adjusted Total Assets of 37.6%, a ratio of Secured Debt to Total Assets of 6.4%, a ratio of Total Unencumbered Assets to Unsecured Debt of 292.7% and Consolidated Income Available for Debt Service was 5.3 times the Annual Debt Service Charge (calculated based upon the last four fiscal quarters in accordance with the Indenture). (See "Description of Notes -- Certain Covenants" in the accompanying Prospectus Supplement for definitions of these capitalized terms.)

     - As of December 31, 1997, on a pro forma basis giving effect to the First Quarter Transactions, the Company's debt-to-total-market-capitalization ratio was 28.0%.

     - As of December 31, 1997, the Company's weighted average debt maturity was
      7.3 years, and, on a pro forma basis giving effect to the First Quarter Transactions, the Company's weighted average debt maturity was 7.6 years.

     - The Company's payout ratio, based on FFO, has decreased from 84.4% to 80.6% for the year ended December 31, 1996 as compared to the year ended December 31, 1997.

     Operating Portfolio. The following table sets forth certain information about the Company's properties as of February 28, 1998:

                                                                                           ANNUALIZED
                                                                                           BASE RENT
                            YEAR BUILT/                                                    PER LEASED
                             RENOVATED      TOTAL       COMPANY    PERCENT   ANNUALIZED      SQUARE
         LOCATION           OR EXPANDED     GLA(1)        GLA      LEASED     BASE RENT       FOOT             ANCHOR STORES
         --------           -----------   ----------   ---------   -------   -----------   ----------          -------------
ALABAMA
  Decatur.................. 1965/1996        122,956     122,956     99.6%   $   803,068     $ 6.56     Food World
  Gadsden..................    1979          131,044      85,341     95.4        304,262       3.74     Public Wholesale, Food
                                                                                                        World(2), Eckerd
  Opelika.................. 1993/1995        306,225     306,225    100.0      1,826,603       5.96     Wal-Mart, Lowe's, Winn-
                                                                                                        Dixie, Goody's, CVS
                                          ----------   ---------             -----------
        Subtotal...........                  560,225     514,522               2,933,933
        % of Portfolio
          Total............                      4.6%        5.4%                    4.5%
FLORIDA
  Brandon..................    1997          127,255          --       --             --         --     Lowe's(2)
  Fort Walton Beach........    1986          124,852      21,901     65.8%       176,736      12.27     Wal-Mart(2)
  Gulf Breeze..............    1998          168,630          --       --             --         --     Wal-Mart(2)
  Ocala.................... 1984/1991        183,818     151,338     92.9        658,746       4.69     Wal-Mart, Winn-Dixie
  Tallahassee.............. 1990/1994        265,301     109,052     98.9        734,060       6.81     Wal-Mart(2), Lowe's
                                          ----------   ---------             -----------
        Subtotal...........                  869,856     282,291               1,569,542
        % of Portfolio
          Total............                      7.2%        2.9%                    2.4%
GEORGIA
  Canton...................    1983           65,251      65,251     89.7%       365,259       6.24     Ingles, Revco
  Canton(3)................    1996          238,026     238,026     99.4      1,695,071       7.16     Wal-Mart
  Cartersville.............    1984           52,240      52,240     89.3        283,130       6.07     Ingles, Eckerd
  Cartersville.............    1995          375,828     375,828    100.0      2,332,914       6.21     Wal-Mart, Lowe's
  Conyers(4)...............    1996          428,116     126,998    100.0      1,274,975      10.04     Wal-Mart(2), Home Depot(2),
                                                                                                        Rhodes, Sport Shoe Expo,
                                                                                                        Goody's, PetsMart
  Cordele..................    1997          176,054     176,054     94.7      1,008,045       6.05     Wal-Mart
  Cumming..................    1997          387,748     256,649     99.5      1,615,084       6.32     Wal-Mart, Home Depot(2),
                                                                                                        Goody's, OfficeMax
  Eastman..................    1990           82,907      41,603    100.0        280,798       6.75     Wal-Mart(2), Food Lion
  Fayetteville.............    1990          156,063     156,063     89.2      1,257,608       9.03     Bruno's, Cinemark Movies,
                                                                                                        Revco
  Fort Oglethorpe.......... 1973/1992        176,903     176,903     97.7        780,057       4.51     Kmart, FoodMax, Revco
  Griffin..................    1986          172,546      64,772     95.1        422,936       6.87     Wal-Mart(2), Winn-Dixie

                                                                                           ANNUALIZED
                                                                                           BASE RENT
                            YEAR BUILT/                                                    PER LEASED
                             RENOVATED      TOTAL       COMPANY    PERCENT   ANNUALIZED      SQUARE
         LOCATION           OR EXPANDED     GLA(1)        GLA      LEASED     BASE RENT       FOOT             ANCHOR STORES
         --------           -----------   ----------   ---------   -------   -----------   ----------          -------------
  LaFayette................    1990           70,849      70,849     86.7%   $   378,514     $ 6.16     Food Lion, Goody's, Revco
  LaGrange.................    1984           62,990      62,990    100.0        233,063       3.70     Wal-Mart
  Lawrenceville............    1990           89,064      89,064     95.8        858,120      10.05     Winn-Dixie, Eckerd
  Lawrenceville............ 1989/1995        322,349     277,079     98.2      2,175,934       8.00     Wal-Mart, Kroger, Regal
                                                                                                        Cinemas
  Lilburn..................    1990           73,951      73,951     95.8        622,180       8.78     Kroger
  Lilburn..................    1997          132,847     132,847    100.0             --         --     Lowe's
  Lilburn..................    1975           50,922      50,922     92.2        274,918       5.85     --
  Loganville...............    1995           95,277      91,197    100.0        926,678      10.16     Kroger
  Madison..................    1989          106,100     106,100     92.3        472,544       4.83     Wal-Mart, Ingles, Revco
  Marietta.................    1997          132,847     132,847    100.0             --         --     Lowe's
  Newnan...................    1995          426,725     360,669     99.3      2,412,555       6.73     Wal-Mart, Lowe's, Uptons(2)
  Peachtree City...........    1997           10,800      10,800    100.0        221,950      20.55     Pike Nurseries
  Riverdale................    1989           80,186      22,401    100.0        300,728      13.42     Kroger(2)
  Stockbridge..............    1988          162,779     162,779     97.7        783,801       4.93     Kmart, Bruno's
  Stockbridge..............    1997           10,800      10,800    100.0        221,950      20.55     Pike Nurseries
  Suwanee..................    1997           10,800      10,800    100.0        201,250      18.63     Pike Nurseries
  Union City...............    1986          181,957     100,005     97.2        807,027       8.30     Wal-Mart(2), Ingles, Drug
                                                                                                        Emporium
  Warner Robins(5).........    1997          145,939     145,939     96.5      1,031,632       7.32     Lowe's
  Woodstock................    1995          164,453     164,453    100.0      1,453,440       8.84     Wal-Mart
  Woodstock................    1997          132,847     132,847    100.0             --         --     Lowe's
  Woodstock................    1997           11,020      11,020    100.0        270,250      24.52     Pike Nurseries
                                          ----------   ---------             -----------
        Subtotal...........                4,787,184   3,950,746              28,773,100
        % of Portfolio
          Total............                     39.4%       41.3%                   44.0%
KANSAS
  Topeka...................    1976          125,657     125,657     52.4%       252,420       3.83     Bauersfeld's Grocery
                                          ----------   ---------             -----------
        Subtotal...........                  125,657     125,657                 252,420
        % of Portfolio
          Total............                      1.0%        1.3%                    0.4%
KENTUCKY
  Richmond.................    1992          229,314     158,042    100.0%     1,011,647       6.40     Kmart, Lowe's(2), Food Lion
                                          ----------   ---------             -----------
        Subtotal...........                  229,314     158,042               1,011,647
        % of Portfolio
          Total............                      1.9%        1.7%                    1.5%
MISSISSIPPI
  Jackson..................    1996          328,239     107,980     94.4%       980,027       9.61     Target(2), Home Depot(2),
                                                                                                        Office Depot, PetsMart,
                                                                                                        Fred's
  Jackson..................    1997           30,000      30,000    100.0        225,000       7.50     Office Depot
                                          ----------   ---------             -----------
        Subtotal...........                  358,239     137,980               1,205,027
        % of Portfolio
          Total............                      3.0%        1.4%                    1.8%
NORTH CAROLINA
  Asheville................    1996          186,970     186,970     99.1%     1,749,011       9.44     Food Lion, Circuit City,
                                                                                                        Carmike Cinemas, OfficeMax,
                                                                                                        Michael's
  Fayetteville.............    1985          204,291     204,291     90.4      1,356,115       7.34     Circuit City, Staples, TJ
                                                                                                        Maxx, General Cinemas,
                                                                                                        Discovery Zone
  Greensboro...............    1997          370,480     247,939     89.8      2,115,514       9.50     Target(2), Kroger,
                                                                                                        Homeplace, Babies "R" Us,
                                                                                                        PetsMart
  Greenville...............    1996          323,822     226,822    100.0      2,477,198      10.92     Target(2), Kroger, TJ Maxx,
                                                                                                        Circuit City, Barnes &
                                                                                                        Noble, Reading China
  Hendersonville........... 1988/1995        170,792     133,052    100.0        723,104       5.43     Wal-Mart, Ingles
  Rockingham...............    1988          168,776     168,776     97.6        913,347       5.54     Wal-Mart, Lowe's, Harris
                                                                                                        Teeter
  Wallace..................    1989          118,991     118,991    100.0        542,166       4.56     Wal-Mart, Wilson's
  Wilmington...............    1991          169,432     169,432    100.0      1,104,289       6.52     Wal-Mart, Winn-Dixie
                                          ----------   ---------             -----------
        Subtotal...........                1,713,554   1,456,273              10,980,746
        % of Portfolio
          Total............                     14.1%       15.2%                   16.8%

                                                                                           ANNUALIZED
                                                                                           BASE RENT
                            YEAR BUILT/                                                    PER LEASED
                             RENOVATED      TOTAL       COMPANY    PERCENT   ANNUALIZED      SQUARE
         LOCATION           OR EXPANDED     GLA(1)        GLA      LEASED     BASE RENT       FOOT             ANCHOR STORES
         --------           -----------   ----------   ---------   -------   -----------   ----------          -------------
OHIO
  Burlington............... 1991/1995        356,181     159,359    100.0%   $ 1,039,609     $ 6.52     Lowe's, Sam's Club(2),
                                                                                                        Wal-Mart(2)
                                          ----------   ---------             -----------
        Subtotal...........                  356,181     159,359               1,039,609
        % of Portfolio
          Total............                      2.9%        1.7%                    1.6%
PENNSYLVANIA
  Monaca...................    1997          142,514     142,514     94.6%     1,102,253       8.18     Lowe's
                                          ----------   ---------             -----------
        Subtotal...........                  142,514     142,514               1,102,253
        % of Portfolio
          Total............                      1.2%        1.5%                    1.7%
SOUTH CAROLINA
  Charleston...............    1991          188,886     188,886     98.9%     1,510,517       8.08     Wal-Mart, Food Lion
  Cheraw...................    1990          111,029      45,099     97.6        308,198       7.00     Wal-Mart(2), Food Lion
  Lake City................    1991          135,962     135,962     98.2        703,231       5.27     Wal-Mart, Food Lion
  Sumter...................    1987          158,293      19,143    100.0        143,591       7.50     Wal-Mart(2), Kroger(2)
                                          ----------   ---------             -----------
        Subtotal...........                  594,170     389,090               2,665,537
        % of Portfolio
          Total............                      4.9%        4.1%                    4.1%
TENNESSEE
  Chattanooga..............    1992          214,579     214,579     95.3%     1,457,482       7.12     Kmart, FoodMax
  Columbia.................    1993           68,948      68,948    100.0        516,504       7.49     FoodMax
  Farragut.................    1991           71,311      71,311    100.0        519,015       7.28     BI-LO
  Franklin.................    1983          186,000      18,000    100.0        135,377       7.52     Big Lots(2)
  Goodlettsville...........    1987           84,945      84,945    100.0        704,415       8.29     Kroger
  Memphis..................    1993           64,223      64,223    100.0        558,631       8.70     Kroger
  Murfreesboro............. 1972/1993        117,750     117,750    100.0        796,133       6.76     FoodMax
  Murfreesboro............. 1972/1994         71,028      71,028    100.0        512,570       7.22     FoodMax
  Tullahoma................    1989           70,766      70,766     95.0        420,160       6.25     BI-LO
                                          ----------   ---------             -----------
        Subtotal...........                  949,550     781,550               5,620,286
        % of Portfolio
          Total............                      7.8%        8.2%                    8.6%
VIRGINIA
  Chester.................. 1977/1978        116,311     116,311    100.0%     1,006,978       8.66     Ukrop's, Rite-Aid
  Lexington................ 1989/1997         94,370      94,370     95.8        510,066       5.64     Wal-Mart
  Midlothian...............    1985           79,408      79,408     97.0        667,370       8.66     Food Lion, CVS
  South Boston............. 1989/1997         90,330      90,330     95.4        452,784       5.26     Wal-Mart
                                          ----------   ---------             -----------
        Subtotal...........                  380,419     380,419               2,637,198
        % of Portfolio
          Total............                      3.1%        4.0%                    4.0%
WISCONSIN
  Brookfield...............    1967          190,142     190,142     98.7%     1,206,298       6.43     Homegoods, Burlington Coat
                                                                                                        Factory, TJ Maxx, OfficeMax
  Brown Deer...............    1967          217,093     217,093    100.0      1,119,124       5.16     TJ Maxx, Kohl's, OfficeMax,
                                                                                                        Michael's
  Brown Deer...............    1989          143,454     143,454    100.0      1,023,327       7.13     Pick 'N Save, Homegoods
  Milwaukee................    1962          160,533     160,533    100.0        588,859       3.67     Kohl's, Pick 'N Save
  West Allis(6)............    1968          383,967     383,967    100.0      1,602,787       4.17     Kohl's, Pick 'N Save,
                                                                                                        Homegoods, Walgreens
                                          ----------   ---------             -----------
        Subtotal...........                1,095,189   1,095,189               5,540,395
        % of Portfolio
          Total............                      9.0%       11.4%                    8.5%
                                          ----------   ---------    -----    -----------     ------
        Total or Weighted
          Average..........               12,162,052   9,573,632     97.1%   $65,331,693     $ 7.03
                                          ==========   =========    =====    ===========

---------------

(1) Total GLA includes anchor stores that are not owned by the Company.
(2) Anchor store that is not owned by the Company.
(3) Wal-Mart store owned by JDN Development Company, Inc. Remainder of center owned by the Company.
(4) Property owned by a joint venture which is 60% owned by JDN Development Company, Inc. and 40% owned by unaffiliated third parties.
(5) Lowe's store owned by JDN Development Company, Inc. Remainder of center owned by the Company.
(6) Property owned by a joint venture which is approximately 82.5% owned by the Company and approximately 17.5% owned by unaffiliated third parties.

                              RECENT DEVELOPMENTS

     Development. As of December 31, 1997, the Company had the following developments under construction:

                               TOTAL GLA                 PERCENTAGE OF
                                 UNDER       TOTAL GLA     TOTAL GLA         ACTUAL OR
                             CONSTRUCTION    LEASED OR     LEASED OR     PROJECTED TENANT
         LOCATION            (SQUARE FEET)   COMMITTED     COMMITTED         OPENINGS        ANCHOR STORES UNDER CONSTRUCTION
         --------            -------------   ---------   -------------   -----------------   --------------------------------
Cumming, GA(1).............       12,000        12,000       100.0%               1st Q 98   Shoe Carnival
Greensboro, NC(2)..........       86,584        86,584       100.0                1st Q 98   Kohl's
Marietta, GA(3)............       18,200         7,000        38.5                1st Q 98   --
Gulf Breeze, FL............      206,358       181,558        88.0                1st Q 98   Wal-Mart(4)
Gallipolis, OH.............      202,158       179,958        89.0                3rd Q 98   Wal-Mart
Suwanee, GA(5).............       25,200         3,150        12.5                2nd Q 98   --
Brandon, FL................      112,000       100,000        89.3                2nd Q 98   Jumbo Sports(6), Linens &
                                                                                             Things(6)
Jackson, MS................       52,917        31,317        59.2                2nd Q 98   Office Depot
Wilmington, NC.............      261,990       242,540        92.6                2nd Q 98   Target(4), Marshalls, PetsMart,
                                                                                             OfficeMax
Winston-Salem, NC..........       15,000            --          --                3rd Q 98   --
Murfreesboro, TN...........      403,825       398,825        98.8                4th Q 98   Lowe's(4), Target(4), Toys "R"
                                                                                             Us(4), Rhodes(6), TJ Maxx(6),
                                                                                             Books-A-Million(6)
Greensboro, NC -- North....      249,356       122,000        48.9       4th Q 99/1st Q 98   Target(4), Grocery Anchor
Alpharetta, GA.............      129,044       129,044       100.0                3rd Q 98   Lowe's
Stone Mountain, GA.........      250,336       226,936        90.7       3rd Q 98/2nd Q 99   Lowe's(6), Grocery Anchor
Buford, GA.................      389,459       357,659        91.8                4th Q 98   Wal-Mart(6), Lowe's, Anchor
Monroe, LA(7)..............      209,540       130,000        62.0       3rd Q 98/1st Q 99   Home Depot(4)
Greensboro, NC -- Phase
  II.......................       41,800            --          --                1st Q 99   --
Woodstock, GA..............      123,011       123,011       100.0                3rd Q 98   Anchor
Tucker, GA.................      255,009       224,332        88.0                3rd Q 99   Wal-Mart(4), Kroger(6),
                                                                                             Goody's(6)
Monaca, PA -- Phase II.....      182,857       142,857        78.1                1st Q 99   OfficeMax(6), Shop N Save(6),
                                                                                             PetsMart(6), Phar-Mor(6)
Macon, GA..................      101,162       101,162       100.0                1st Q 98   Anchor
Nashville, TN -- Ch.
  Pike.....................      386,628       329,128        85.1       4th Q 98/1st Q 99   Wal-Mart(6), Lowe's(6)
Brandon, FL................      180,420        63,420        35.2       2nd Q 99/1st Q 00   Publix, Anchors
Irving, TX(8)..............      656,598       392,084        59.7       1st Q 99/4th Q 99   Wal-Mart(4), Theater(4), Anchors
Rocky Mount, NC............       59,025        54,025        91.5                4th Q 98   Goody's(6), PetsMart(6), Pier
                                                                                             1(6)
                               ---------     ---------
        Total or Weighted
          Average..........    4,610,477     3,638,590        78.9%
                             =============   =========
        Total Owned or
          Weighted
          Average..........    3,379,167     2,407,280        71.2%
                             =============   =========
        Total Non-Owned....    1,231,310     1,231,310       100.0%
                             =============   =========

---------------

(1) The Company has already placed in service 386,648 square feet, of which 256,648 square feet is owned by the Company.
(2) This project contains a total of 456,522 square feet of which 369,938 square feet is already in service.
(3) The Company placed in service a 132,847 square foot Lowe's on November 25, 1997.
(4) Retailer will build and own its portion of the shopping center.
(5) Shops are adjacent to a 10,800 square foot Pike Nurseries already in operation.
(6) Tenant has committed to lease but has not yet delivered a signed lease agreement to the Company and, therefore, there can be no assurance that a lease agreement with this tenant will be executed.
(7) Property owned by a joint venture which is 50% owned by JDN Development Company, Inc. and 50% owned by an unaffiliated third party.
(8) The Company has not yet purchased land associated with this project.

     In addition, as of December 31, 1997, the Company had the following re-development projects underway:

                                                                                        PROJECTED
LOCATION                                        DESCRIPTION                          TENANT OPENINGS
--------                                        -----------                          ---------------
South Boston, VA......  Expanding Wal-Mart by 106,316 square feet                      2nd Qtr 98
Canton, GA............  Replacing former Wal-Mart with 60,000 square foot Ingles       4th Qtr 98
Cartersville, GA......  Replacing former Wal-Mart with 60,000 square foot Ingles       4th Qtr 98
                        Relocating Bauersfeld's Grocery to new 47,860 square foot
Topeka, KS............  space                                                          1st Qtr 99

     Leasing and Management. The following information represents results of the Company's leasing and management activities for the quarter ended December 31, 1997 (except where otherwise indicated):

     - On a same property basis, Annualized Base Rent per leased square foot increased to $6.59 as of December 31, 1997, from $6.52 as of December 31, 1996.

     - New leases were signed for 30,161 square feet at an average rental rate of $11.97 per square foot. For the two months ended February 28, 1998, new leases were signed for 11,281 square feet at an average rental rate of $15.18 per square foot.

     - 70 tenants incurred contractual rental increases averaging 4.5%. For the two months ended February 28, 1998, 45 tenants incurred contractual rental increases averaging 4.2%.

     - At the end of the quarter, the Company's portfolio was 97.1% leased. As of February 28, 1998, the Company's portfolio was 97.1% leased.

     Operating Results and Distributions. For the three-month period ended December 31, 1997, FFO increased 59.7% to $11.0 million as compared to FFO for the three-month period ended December 31, 1996 of $6.9 million. FFO per share increased 12.5% for the three-month period ended December 31, 1997 as compared to the three-month period ended December 31, 1996. Net income for the three-month period ended December 31, 1997 increased 72.4% to $7.9 million, or $0.47 per share, as compared to net income for the three-month period ended December 31, 1996 of $4.6 million, or $0.39 per share. Total revenues for the three-month period ended December 31, 1997 increased 46.7% to $14.5 million, as compared to total revenues of $9.9 million for the three-month period ended December 31, 1996.

     For the year ended December 31, 1997, FFO increased 52.7% to $37.7 million as compared to FFO for the year ended December 31, 1996 of $24.7 million. FFO per share increased 10.1% for the year ended December 31, 1997, as compared to FFO per share for the year ended December 31, 1996. Net income increased 27.6% to $21.3 million, or $1.38 per share, for the year ended December 31, 1997, as compared to net income of $16.7 million, or $1.50 per share, for the year ended December 31, 1996. Total revenue increased 31.1% to $48.0 million, as compared to total revenue of $36.6 million for the year ended December 31, 1996.

     The Company's payout ratio, based on FFO, decreased from 82.0% for the three months ended December 31, 1996 to 76.8% for the three months ended December 31, 1997.

     Common Stock Offerings. In February 1998, the Company issued 1,633,131 shares of its common stock in two public offerings which resulted in net proceeds to the Company of approximately $52.1 million (collectively, the "February Offerings"). The Company used the net proceeds from the February Offerings to repay indebtedness outstanding under the Company's Unsecured Credit Facility.

     Acquisitions. On February 4, 1998, the Company closed the Milwaukee Acquisition. On February 23, 1998, the Company purchased a 204,291 square foot shopping center in Fayetteville, North Carolina for $12.9 million.

     Tenant Developments. On February 2, 1998, Bruno's Inc. ("Bruno's") filed for Chapter 11 bankruptcy protection in federal bankruptcy court in Delaware. At February 28, 1998, Bruno's was a tenant in seven of the Company's shopping centers and owned space that is part of an eighth shopping center owned by the Company. As of February 28, 1998, Bruno's represented 3.2% of the Company's Annualized Base Rent. On March 12, 1998, leases on two of the Company's Bruno's stores were assumed by Ingles Markets,

Incorporated. As of February 28, 1998, adjusted for these lease assumptions, Bruno's represented 2.6% of the Company's Annualized Base Rent. Management of the Company does not believe that the bankruptcy of Bruno's will have a material adverse effect on the results of operations or financial condition of the Company. There can be no assurance, however, that such an adverse effect will not occur.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering, after payment of all estimated expenses of the Offering, are estimated to be approximately $ million.

     The Company intends to use all of the net proceeds from the Offering to reduce the outstanding balance under the Unsecured Credit Facility. Borrowings outstanding under the Unsecured Credit Facility were approximately $82.0 million at March 19, 1998 bearing interest at LIBOR plus 1.25% (6.87% at February 28,
1998) and maturing in May 2000.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1997 and the pro forma capitalization of the Company as adjusted to give effect to the First Quarter Transactions as if they had occurred on December 31, 1997 and assumes net proceeds from the Offering to be $75.0 million. See "Use of Proceeds." The information set forth in the following table should be read in conjunction with the financial and other information included elsewhere and incorporated by reference in this Pricing Supplement, the accompanying Prospectus Supplement and the Prospectus.

                                                                 DECEMBER 31, 1997
                                                              ------------------------
                                                                            PRO FORMA
                                                              HISTORICAL   AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Debt:
  Unsecured notes payable...................................   $159,511     $234,511
  Unsecured line of credit..................................     43,500           --
  Mortgage notes payable....................................     13,591       18,986
                                                               --------     --------
          Total debt........................................    216,602      253,497
Third-party investors' interest(1)..........................         --        3,000
Shareholders' equity:
  Preferred Stock, par value $0.01 per share -- authorized
     20,000,000 shares, none outstanding....................         --           --
  Common Stock, par value $0.01 per share -- authorized
     150,000,000 shares, issued and outstanding 18,497,227
     shares, 20,131,658 shares pro forma as adjusted(2):....        185          201
  Paid-in capital...........................................    378,492      430,555
  Accumulated deficit.......................................     (7,089)      (7,089)
                                                               --------     --------
          Total shareholders' equity........................    371,588      423,667
                                                               --------     --------
          Total capitalization..............................   $588,190     $680,164
                                                               ========     ========

---------------

(1) JDN West Allis Associates, Limited Partnership (the "Partnership"), of which the Company is the sole general partner, was organized in connection with the acquisition of one of the shopping centers in the Milwaukee Acquisition. As part of the purchase price for this shopping center, the Partnership issued $3.0 million in value of units of limited partnership interests which, subject to certain conditions and limitations, are exchangeable into 93,023 registered and freely transferable shares of Common Stock beginning in February 1999.
(2) Excludes 1,855,393 shares of Common Stock reserved for issuance under the Company's 1993 Incentive Stock Plan (the "Incentive Plan"), of which 32,000 have been issued upon exercise of stock options under the Incentive Plan, 300,000 shares of Common Stock reserved for issuance under the Company's 1993 Non-Employee Director Stock Option Plan, 491,049 shares of Common Stock reserved for issuance under the Company's Dividend Reinvestment and Stock Purchase Plan, and 99,168 shares of Common Stock reserved for issuance under the Company's 1995 Employee Stock Purchase Plan. In February 1998, the Company's Board of Directors authorized amendments to the Incentive Plan, subject to shareholder approval, increasing the number of shares of Common Stock reserved for issuance to 2,415,799. Also excludes shares described in
    (1) above.

                            SELECTED FINANCIAL DATA

                                                                YEARS ENDED DECEMBER 31,
                                            ----------------------------------------------------------------
                                                                                PRO
                                                                               FORMA
                                              1997        1996       1995     1994(1)      1994       1993
                                            ---------   --------   --------   --------   --------   --------
                                                                 (DOLLARS IN THOUSANDS)
OPERATING DATA
Minimum and percentage rents..............  $  43,346   $ 32,933   $ 27,466   $ 21,889   $ 19,013   $  8,313
Recoveries from tenants...................      4,512      3,475      3,245      2,806      2,500      1,070
Management fees and other revenue.........        147        215        651        515        512      1,177
                                            ---------   --------   --------   --------   --------   --------
         Total revenues...................     48,005     36,623     31,362     25,210     22,025     10,560
Operating and maintenance expenses........      3,201      2,586      2,231      1,878      1,618        893
Real estate taxes.........................      2,540      1,817      1,970      1,504      1,321        545
General and administrative expenses.......      4,265      3,367      2,818      2,359      2,236      1,954
Depreciation and amortization.............     10,130      7,786      6,558      5,493      4,768      1,964
                                            ---------   --------   --------   --------   --------   --------
         Total expenses...................     20,136     15,556     13,577     11,234      9,943      5,356
Income from operations....................     27,869     21,067     17,785     13,976     12,082      5,204
Interest expense, net.....................      4,856      5,868      7,195      6,882      6,919      6,444
Income before extraordinary items and
  cumulative effect of change in
  accounting principle....................     27,585     16,697     11,268      7,024      5,093      4,216
Net income................................     21,293     16,682     10,737      7,024      3,001      4,398
OTHER DATA
Funds from operations(2)..................  $  37,701   $ 24,683   $ 17,234   $ 12,492   $  9,836   $    855
Cash provided by (used in)
  Operating activities....................  $  41,577   $ 26,070   $ 18,052   $ 11,636   $  9,705   $   (747)
  Investing activities....................   (204,578)   (83,983)   (61,118)   156,620    156,620     17,961
  Financing activities....................    171,731     57,513     45,738    147,267    147,267    (17,830)
Ratio of earnings to fixed charges........       2.62       2.29       1.90       1.94       1.64         --(3)

                                                                            DECEMBER 31,
                                                        ----------------------------------------------------
                                                          1997       1996       1995       1994       1993
                                                        --------   --------   --------   --------   --------
SUPPLEMENTAL DATA
Shopping center properties............................        68         48         42         38         25
Gross leasable area (square feet in thousands)........     8,327      6,135      4,953      3,971      2,240
Percent of gross leasable area leased.................      97.1%      98.2%      98.9%      97.9%      96.9%

                                                                            DECEMBER 31,
                                                        ----------------------------------------------------
                                                          1997       1996       1995       1994       1993
                                                        --------   --------   --------   --------   --------
                                                                       (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA
Shopping center properties before accumulated
  depreciation........................................  $535,303   $332,669   $276,818   $229,522   $ 71,818
Shopping center properties, net.......................   496,997    304,696    256,506    215,687     62,470
Total assets..........................................   599,753    371,986    295,868    237,008     67,393
Unsecured debt........................................   203,011         --         --         --         --
Total debt............................................   216,602    141,882    128,839    113,332     65,586
Total liabilities.....................................   228,165    145,447    135,882    118,837     72,371
Shareholders' equity (owners' deficit)................   371,588    226,539    159,986    118,171     (4,978)

---------------

(1) Pro forma information represents the results of operations as if the Company's initial public offering and related transactions had been completed on January 1, 1994.
(2) FFO is defined by NAREIT to mean net income, computed in accordance with GAAP, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash provided by operating activities, as defined by GAAP, should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of operating performance and is not indicative of cash available to fund all cash flow needs, including the Company's ability to make cash distributions.
(3) Prior to the completion of the Company's initial public offering, the Company and its predecessor businesses were privately held and operated in a manner to minimize net taxable income and to fund any operating cash flow deficits through the sale of shopping center properties. As a result, although the Company historically generated positive cash flow, it had net losses for the year ended December 31, 1993. Consequently, the computation of the ratio of earnings to fixed charges for 1993 indicates that the earnings were inadequate to cover fixed charges by approximately $1.2 million.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of JDN Realty Corporation are:

                 NAME                    AGE               POSITIONS WITH THE COMPANY
                 ----                    ---               --------------------------
J. Donald Nichols(1)...................  57    Chairman and Chief Executive Officer
Elizabeth L. Nichols...................  44    President and Director
William J. Kerley......................  42    Chief Financial Officer, Secretary, Treasurer
Jeb L. Hughes..........................  46    Vice President, Development of JDN Development
                                                 Company, Inc.
Leilani L. Jones.......................  36    Vice President and Director of Property Management
David L. Henzlik.......................  35    Vice President, Leasing
C. Sheldon Whittelsey IV...............  36    Vice President, Development
John D. Harris, Jr.....................  38    Controller, Assistant Secretary
William B. Greene(2)(3)................  60    Director
Haywood D. Cochrane, Jr.(1)(2).........  49    Director
Craig Macnab(1)(3).....................  42    Director
Robert P. Corker, Jr...................  45    Director
William G. Byrnes......................  47    Director

---------------

(1) Member of Executive Committee.
(2) Member of Audit Committee.
(3) Member of Compensation Committee.

     The following is a biographical summary of the experience of the executive officers and directors of the Company:

     J. Donald Nichols. Mr. Nichols has served as Chairman and Chief Executive Officer of JDN Realty Corporation since December 1993. In 1978, Mr. Nichols formed JDN Enterprises, Inc., the Company's predecessor ("Enterprises"), for the purpose of developing shopping centers anchored primarily by Wal-Mart. He served as President of Enterprises from its inception until 1989, at which time Mr. Nichols became Chairman of Enterprises. Mr. Nichols served as Chairman of Enterprises until he assumed his current position with the Company. He is a member of the International Council of Shopping Centers ("ICSC").

     Elizabeth L. Nichols. Ms. Nichols has served as President of JDN Realty Corporation since December 1993. Ms. Nichols joined Enterprises in 1980, where she arranged permanent and construction financing, performed market due diligence and site acquisition, and negotiated leases. Ms. Nichols organized the formation of Enterprises' in-house property management and leasing departments in 1984. Ms. Nichols was Vice President of Finance for Enterprises from 1982 until 1989, when she became President. Ms. Nichols served as President of Enterprises until she assumed her current position with the Company. She is a member of ICSC.

     William J. Kerley. Mr. Kerley has served as Chief Financial Officer of JDN Realty Corporation since December 1993. Mr. Kerley served as Chief Financial Officer of Enterprises from August 1993 to December 1993. From 1989 to 1993, Mr. Kerley was a consultant to Enterprises and other real estate and operating companies in the southeastern United States. He is a member of Financial Executives Institute ("FEI") and ICSC.

     Jeb L. Hughes. Mr. Hughes has served as Vice President, Development of JDN Development Company, Inc. since May 1996. Mr. Hughes joined Enterprises in 1989 and managed the development and construction of shopping centers for Enterprises until it was merged into the Company in December 1993. Mr. Hughes was self-employed and acted as a consultant to Development Company from January 1994 to May 1996. He is a member of ICSC.

     Leilani L. Jones. Ms. Jones has served as Vice President and Director of Property Management of JDN Realty Corporation since December 1993. Ms. Jones joined Enterprises in 1985 and served as Vice President and Director of Property Management from 1990 until December 1993. She is a member of the Institute of Real Estate Management and ICSC. Ms. Jones is a Certified Property Manager and a Certified Commercial Investment Manager.

     David L. Henzlik. Mr. Henzlik joined Enterprises in 1989 as a leasing agent and has served as Vice President, Leasing of JDN Realty Corporation since March 1995. He is a member of the National Association of Industrial and Office Properties and ICSC.

     C. Sheldon Whittelsey, IV. Mr. Whittelsey has served as Vice President, Development of JDN Realty Corporation since December 1993. Mr. Whittelsey joined Enterprises in 1986 where he was involved in site acquisition, development and outparcel sales. He is a member of ICSC.

     John D. Harris, Jr. Mr. Harris joined the Company as Controller in July 1994. From 1984 to July 1994, Mr. Harris was employed by the Atlanta, Georgia, office of Ernst & Young, most recently holding the position of Senior Manager, where he specialized in serving real estate and entrepreneurial companies. Mr. Harris is a certified public accountant. He is a member of the American Institute of Certified Public Accountants, Georgia Society of CPAs, FEI and ICSC, and he serves on the Accounting Committee of NAREIT.

     William B. Greene. Mr. Greene has been a director of JDN Realty Corporation since December 1993. Mr. Greene was a founder of and, since 1975, has served as Chairman of the Board of Bank of Tennessee, where he has also served as President and Chief Executive Officer. Mr. Greene serves as President and Chief Executive Officer of Greene Investment Corporation, a real estate and investment firm located in Kingsport, Tennessee. Mr. Greene has approximately 30 years experience in commercial banking. He served as Chairman of the Board, and for 18 years as President and Chief Executive Officer, of Carter County Bank in Elizabethton, Tennessee. In 1968, Mr. Greene founded and served as President of United Tennessee Bancshares Corporation, the first state-wide banking organization in Tennessee.

     Haywood D. Cochrane, Jr. Mr. Cochrane has been a director of the Company since December 1993. Since February 1997, Mr. Cochrane has served as President and Chief Executive Officer of Meridian Occupational Healthcare Associates, Inc., a company providing a broad range of specialized medical services primarily to large employers throughout the United States. From April 1995 to October 1996, Mr. Cochrane served as Chief Financial Officer of Laboratory Corp. of America Holdings, Inc., Burlington, North Carolina, a clinical laboratory business. From June 1994 to April 1995, Mr. Cochrane was with National Health Laboratories, Inc. Mr. Cochrane served as President, Chief Executive Officer and a director of Allied Clinical Laboratories, Inc., Nashville, Tennessee, a publicly held clinical laboratory company, from June 1989 until June 1994. From April 1977 until June 1989, Mr. Cochrane was with Roche Biomedical Laboratories, Inc., Burlington, North Carolina, a privately owned national clinical laboratory company, with whom Mr. Cochrane held various positions including Chief Operating Officer and Senior Vice President.

     Craig Macnab. Mr. Macnab has been a director of the Company since December 1993. Since January 1997, Mr. Macnab has served as President of Tandem Capital, a division of Sirrom Capital. From July 1993 to December 1996, Mr. Macnab was a General Partner of MacNiel Advisors, the general partner of two hedge funds located in Nashville, Tennessee. From 1987 until June 1993, Mr. Macnab was a partner of J.C. Bradford & Co., Nashville, Tennessee, and a principal of Bradford Capital Partners, L.P., a fund that invests in equity securities issued by privately held companies.

     Robert P. Corker, Jr. Mr. Corker has been a director of the Company since September 1996. Since 1982, Mr. Corker has been the Chief Executive Officer of the Corker Group. Mr. Corker served as Commissioner of Finance and Administration for the State of Tennessee from December 1994 to July 1996.

     William G. Byrnes. Mr. Byrnes has been a director of the Company since February 1998. From 1981 to 1998, Mr. Byrnes was a Managing Director of BT Alex. Brown Incorporated, where he acted as head of the Financial Services Group providing investment banking services to a variety of publicly and privately held clients, including REITs. Mr. Byrnes is currently an adjunct faculty member at Georgetown University Business School.

     J. Donald Nichols and Elizabeth L. Nichols are husband and wife. No other family relationship exists among JDN Realty Corporation's officers and directors.

                           DESCRIPTION OF THE MOPPRS

GENERAL

     The MOPPRS are part of the Medium-Term Notes series of the Company described in the accompanying Prospectus Supplement and Debt Securities of the Company described in the accompanying Prospectus. The MOPPRS are to be issued under the Indenture, dated as of July 15, 1997, as amended or supplemented from time to time, between the Company and First Union National Bank, as trustee (the "Trustee"), which is more fully described in the accompanying Prospectus Supplement and Prospectus. The following description of the terms of the MOPPRS supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Medium-Term Notes set forth in the accompanying Prospectus Supplement and Debt Securities set forth in the Prospectus. The MOPPRS will be senior unsecured obligations of the Company and will be limited to $75,000,000 in aggregate principal amount. The MOPPRS will
mature on March   , 2013 (the "Stated Maturity Date"). Except in the limited circumstances described herein, the MOPPRS are not subject to redemption by the Company prior to their Stated Maturity Date. See "-- Redemption" below.

     The MOPPRS will bear interest at the annual interest rate of      % to
March   , 2003 (the "Remarketing Date"). If the Remarketing Dealer elects to remarket the MOPPRS, except in the limited circumstances described herein, (i) the MOPPRS will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on the Remarketing Date, on the terms and subject to the conditions described herein, and (ii) on and after the Remarketing Date, the MOPPRS will bear interest at the rate determined by the Remarketing Dealer in accordance with the procedures set forth below (the "Interest Rate to Maturity"). See "-- Tender of MOPPRS; Remarketing" below.

     Under the circumstances described below, the MOPPRS are subject to redemption by the Company from the Remarketing Dealer on the Remarketing Date. See "-- Redemption" below. If the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date or elects not to remarket the MOPPRS, or in certain other limited circumstances described herein, the Company will be required to repurchase the MOPPRS from the Beneficial Owners thereof on the Remarketing Date, at 100% of the principal amount thereof plus accrued interest, if any. See "-- Repurchase" below.

     The MOPPRS will bear interest from March   , 1998, payable semiannually on
                      and                       of each year (each, an "Interest
Payment Date"), commencing                       , 1998, to the persons in whose
names the MOPPRS are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a "Record Date"). Interest on the MOPPRS will be computed on the basis of a 360-day year of twelve 30-day months. "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

     Interest payable on any Interest Payment Date and at the Stated Maturity Date or date of earlier redemption or repurchase shall be the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including
March   , 1998, if no interest has been paid or duly provided for) with respect to the MOPPRS to but excluding such Interest Payment Date or the Stated Maturity Date or date of redemption or repurchase, as the case may be. If any Interest Payment Date or the Stated Maturity Date or date of redemption or repurchase of MOPPRS falls on a day that is not a Business Day, the payment shall be made on the next Business Day with the same force and effect as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Stated Maturity Date or date of earlier redemption or repurchase, as the case may be.

     The MOPPRS will be issued in denominations of $1,000 and integral multiples thereof.

TENDER OF MOPPRS; REMARKETING

     The following description sets forth the terms and conditions of the remarketing of the MOPPRS, in the event that the Remarketing Dealer elects to purchase the MOPPRS and remarkets the MOPPRS on the Remarketing Date.

     Mandatory Tender. Provided that the Remarketing Dealer gives notice to the Company and the Trustee on a Business Day not later than five Business Days prior to the Remarketing Date of its intention to purchase the MOPPRS for remarketing (the "Notification Date"), each MOPPRS will be automatically tendered, or deemed tendered, to the Remarketing Dealer for purchase on the Remarketing Date, except in the circumstances described under "-- Repurchase" or "-- Redemption" below. The purchase price for the tendered MOPPRS to be paid by the Remarketing Dealer will equal 100% of the principal amount thereof. See
"-- Notification of Results; Settlement" below. When the MOPPRS are tendered for remarketing, the Remarketing Dealer may remarket the MOPPRS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. From and after the Remarketing Date, the MOPPRS will bear interest at the Interest Rate to Maturity. If the Remarketing Dealer elects to remarket the MOPPRS, the obligation of the Remarketing Dealer to purchase the MOPPRS on the Remarketing Date is subject to, among other things, the conditions that, since the Notification Date, no material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing. If for any reason the Remarketing Dealer does not purchase all tendered MOPPRS on the Remarketing Date, the Company will be required to repurchase the MOPPRS from the Beneficial Owners thereof at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date. See "-- Repurchase" below.

     The Interest Rate to Maturity shall be determined by the Remarketing Dealer by 3:30 p.m., New York City time, on the third Business Day immediately preceding the Remarketing Date (the "Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per annum and will be equal to
       % (the "Base Rate") plus the Applicable Spread (as defined below) which will be based on the Dollar Price (as defined below) of the MOPPRS. The Interest Rate to Maturity announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the MOPPRS, the Company and the Trustee.

     The "Applicable Spread" will be the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Remarketing Dealer on the Determination Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the full aggregate principal amount of the MOPPRS at the Dollar Price, but assuming (i) an issue date equal to the Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date equal to the Stated Maturity Date of the MOPPRS, and (iii) a stated annual interest rate, payable semiannually on each Interest Payment Date, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above.

     "Dollar Price" means, with respect to the MOPPRS, the present value as determined by the Remarketing Dealer, as of the Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the Remarketing Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below).

     "Reference Corporate Dealers" means leading dealers of publicly traded debt securities of the Company in The City of New York (which may include the Remarketing Dealer or one of its affiliates) selected by the Remarketing Dealer.

     "Treasury Rate" means, with respect to the Remarketing Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues (as defined below), assuming a price for the Comparable Treasury Issues

(expressed as a percentage of its principal amount), equal to the Comparable Treasury Price (as defined below) for such Remarketing Date.

     "Comparable Treasury Issues" means the United States Treasury security or securities selected by the Remarketing Dealer as having an actual or interpolated maturity or maturities comparable to the remaining term of the MOPPRS being purchased.

     "Comparable Treasury Price" means, with respect to the Remarketing Date,
(a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500) or
(b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Determination Date, (i) the average of the Reference Treasury Dealer Quotations for such Remarketing Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets Limited.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the Determination Date.

     "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc (or their respective affiliates which are primary U.S. Government securities dealers) and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Remarketing Dealer shall substitute therefor another Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to the MOPPRS, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the Remarketing Date to and including the Stated Maturity Date, as determined by the Remarketing Dealer; provided, however, that if the Remarketing Date is not an Interest Payment Date with respect to the MOPPRS, the amount of the next succeeding scheduled interest payment thereon, calculated at the Base Rate only, will be reduced by the amount of interest accrued thereon, calculated at the Base Rate only, to the Remarketing Date.

     Notification of Results; Settlement. Provided the Remarketing Dealer has previously notified the Company and the Trustee on the Notification Date of its intention to purchase all tendered MOPPRS on the Remarketing Date, the Remarketing Dealer will notify the Company, the Trustee and DTC by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 4:00 p.m., New York City time, on the Determination Date, of the Interest Rate to Maturity. All of the tendered MOPPRS will be automatically delivered to the account of the Trustee, by book-entry through DTC pending payment of the purchase price therefor, on the Remarketing Date.

     In the event that the Remarketing Dealer purchases the tendered MOPPRS on the Remarketing Date, the Remarketing Dealer will make or cause the Trustee to make payment to the DTC Participant of each tendering Beneficial Owner of MOPPRS, by book-entry through DTC no later than the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered MOPPRS, of 100% of the principal amount of the tendered MOPPRS that have been purchased for remarketing by the Remarketing Dealer. If the Remarketing Dealer does not purchase all of the MOPPRS on the Remarketing Date, it will be the obligation of the Company to make or cause to be made such payment for the MOPPRS, as described below under "-- Repurchase." In any case, the Company will make or cause the Trustee to make payment of interest to each Beneficial Owner of MOPPRS due on the Remarketing Date by book-entry through DTC no later than the close of business on the Remarketing Date.

     The transactions described above will be executed on the Remarketing Date through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC Participants will be debited and credited and the MOPPRS delivered by book-entry as necessary to effect the purchases and sales thereof.

     Transactions involving the sale and purchase of MOPPRS remarketed by the Remarketing Dealer on and after the Remarketing Date will settle in immediately available funds through DTC's Same-Day Funds Settlement System.

     The tender and settlement procedures described above, including provisions for payment by purchasers of MOPPRS in the remarketing or for payment to selling Beneficial Owners of tendered MOPPRS, may be modified to the extent required by DTC or to the extent required to facilitate the tender and remarketing of MOPPRS in certificated form, if the book-entry system is no longer available for the MOPPRS at the time of the remarketing. In addition, the Remarketing Dealer may, in accordance with the terms of the Indenture, modify the tender and settlement procedures set forth above in order to facilitate the tender and settlement process.

     As long as DTC's nominee holds the certificate representing any MOPPRS in the book-entry system of DTC, no certificates for such MOPPRS will be delivered by any selling Beneficial Owner to reflect any transfer of such MOPPRS effected in the remarketing. In addition, under the terms of the MOPPRS and the Remarketing Agreement (described below), the Company has agreed that, notwithstanding any provision to the contrary set forth in the Indenture, (i) it will use its best efforts to maintain the MOPPRS in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the MOPPRS in book-entry form, and (ii) it will waive any discretionary right it otherwise has under the Indenture to cause the MOPPRS to be issued in certificated form.

     For further information with respect to transfers and settlement through DTC, see "Description of Notes -- Book-Entry Notes" in the accompanying Prospectus Supplement.

     The Remarketing Dealer. The Company and the Remarketing Dealer are entering into a Remarketing Agreement, the general terms and provisions of which are summarized below.

     The Remarketing Dealer will not receive any fees or reimbursement of expenses from the Company in connection with the remarketing.

     The Company will agree to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act"), arising out of or in connection with its duties under the Remarketing Agreement.

     In the event that the Remarketing Dealer elects to remarket the MOPPRS as described herein, the obligation of the Remarketing Dealer to purchase MOPPRS from tendering Beneficial Owners of MOPPRS will be subject to several conditions precedent set forth in the Remarketing Agreement, including the conditions that, since the Notification Date, no material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing. In addition, the Remarketing Agreement will provide for the termination thereof, or redetermination of the Interest Rate to Maturity, by the Remarketing Dealer on or before the Remarketing Date, upon the occurrence of certain events as set forth in the Remarketing Agreement.

     No Holder or Beneficial Owner of any MOPPRS shall have any rights or claims under the Remarketing Agreement or against the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such MOPPRS.

     The Remarketing Agreement will also provide that the Remarketing Dealer may resign at any time as Remarketing Dealer, such resignation to be effective 10 days after the delivery to the Company and the Trustee of notice of such resignation. In such case, it shall be the sole obligation of the Company to appoint a successor Remarketing Dealer.

     The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the MOPPRS. The Remarketing Dealer may exercise any vote or join in any action which any Beneficial Owner of MOPPRS may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreement. The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if did not act in any capacity under the Remarketing Agreement.

REPURCHASE

     In the event that (i) the Remarketing Dealer for any reason does not notify the Company of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the Determination Date, or (ii) prior to the Remarketing Date, the Remarketing Dealer has resigned and no successor has been appointed on or before the Determination Date, or (iii) since the Notification Date, a material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred or an Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing, or any other event constituting a termination event under the Remarketing Agreement shall have occurred, or (iv) the Remarketing Dealer elects not to remarket the MOPPRS, or (v) the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date, the Company will repurchase the MOPPRS as a whole on the Remarketing Date at a price equal to 100% of the principal amount of the MOPPRS plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date. In any such case, payment will be made by the Company to the DTC Participant of each tendering Beneficial Owner of MOPPRS, by book-entry through DTC no later than the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered MOPPRS.

REDEMPTION

     If the Remarketing Dealer elects to remarket the MOPPRS on the Remarketing Date, the MOPPRS will be subject to mandatory tender to the Remarketing Dealer for remarketing on such date, in each case subject to the conditions described above under "-- Tender of MOPPRS; Remarketing" and "-- Repurchase" and to the Company's right to redeem the MOPPRS from the Remarketing Dealer as described in the next sentence. The Company will notify the Remarketing Dealer and the Trustee, not later than the close of business on the Business Day immediately preceding the Determination Date, if the Company irrevocably elects to exercise its right to redeem the MOPPRS, in whole but not in part, from the Remarketing Dealer on the Remarketing Date at the Optional Redemption Price.

     The "Optional Redemption Price" shall be the greater of (i) 100% of the principal amount of the MOPPRS and (ii) the sum of the present values of the Remaining Scheduled Payments thereon, as determined by the Remarketing Dealer, discounted to the Remarketing Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus in either case accrued and unpaid interest from the Remarketing Date on the principal amount being redeemed to the date of redemption. If the Company elects to redeem the MOPPRS, it shall pay the redemption price therefor in same-day funds by wire transfer to an account designated by the Remarketing Dealer on the Remarketing Date.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the MOPPRS is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly retroactively) by legislation, administrative action, judicial decision or possible differing interpretations. It deals only with MOPPRS held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, tax-exempt organizations, individual retirement and other tax-deferred accounts, regulated investment companies, dealers in securities or currencies, persons holding MOPPRS as a hedge against currency risk or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. In addition, this summary only addresses the Federal income tax consequences of the MOPPRS until the Remarketing Date and generally does not deal with holders other than the original purchasers of the MOPPRS. PERSONS CONSIDERING THE PURCHASE OF THE MOPPRS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE MOPPRS ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION. For further information regarding the Federal income tax consequences of investing in MOPPRS, see "Certain United States Federal Income Tax Considerations" in the accompanying Prospectus Supplement.

     As used herein, the term "U.S. Holder" means a Beneficial Owner of a MOPPRS that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (iii) an estate whose income is subject to United States Federal income tax regardless of its source,
(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or
(v) any other person whose income or gain in respect of a MOPPRS is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a Beneficial Owner of a MOPPRS that is not a U.S. Holder.

     The Federal income tax treatment of the MOPPRS is not entirely certain and depends, in part, on whether the MOPPRS are treated as maturing on their Stated Maturity Date (i.e., 2013) or on the Remarketing Date. The Company intends to treat the MOPPRS as maturing on the Remarketing Date because (i) the holders are required to tender their MOPPRS on such date, and the tendered MOPPRS are required to be purchased on such date either by the Remarketing Dealer or, if the Remarketing Dealer elects not to purchase, by the Company, and (ii) the holders will in either case be paid only the stated principal amount of the MOPPRS plus any accrued and unpaid interest. Further, if the Remarketing Dealer elects to purchase the tendered MOPPRS for resale, the Company intends to treat the MOPPRS as newly issued debt instruments on such date having a 10-year term and bearing the Interest Rate to Maturity.

     Based on such treatment, interest payments in respect of the MOPPRS will constitute "qualified stated interest" under the Treasury Regulations dealing with the determination and reporting of original issue discount. As a result, the MOPPRS will not be treated as issued with original issue discount if (i) they are sold at par value or (ii) the excess (if any) of the par value over the MOPPRS' issue price is less than the statutory de minimis amount (generally 1/4 of 1% of the MOPPRS' stated redemption price at the Remarketing Date multiplied by the number of complete years to the Remarketing Date from the issue date). Further, interest payments on the MOPPRS will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received, in accordance with the U.S. Holder's regular method of tax accounting.

     If the MOPPRS are issued at a discount equal to or greater than the statutory de minimis amount, a U.S. Holder must include original issue discount in income as ordinary interest for Federal income tax purposes as it accrues under a constant yield method in advance of the receipt of the cash payments attributable to such income, regardless of the U.S. Holder's regular method of accounting. See "Certain United States Federal Income Tax Considerations -- U.S. Holders -- Original Issue Discount" in the accompanying Prospectus Supplement.

     Under the foregoing treatment, upon the sale, exchange or retirement of a MOPPRS, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the MOPPRS. A U.S. Holder's adjusted tax basis in a MOPPRS generally will equal such U.S. Holder's initial investment in the MOPPRS increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such MOPPRS. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange or retirement, the MOPPRS have been held by such U.S. Holder for more than one year. For certain non-corporate U.S. Holders, long-term capital gain may be taxed at preferential rates, with the lowest rate available on MOPPRS held more than eighteen months.

     There can be no assurance that the Internal Revenue Service ("IRS") will agree with the Company's treatment of the MOPPRS and it is possible that the IRS could assert another treatment. For instance, it is possible that the IRS could seek to treat the MOPPRS as maturing on the Stated Maturity Date. In that event, because the Interest Rate to Maturity will not be determined until the Determination Date, the MOPPRS would be treated as having contingent interest under the Treasury regulations governing debt instruments that provide for contingent payments (the "Contingent Payment Regulations"). In that event, the Company would be required to construct a projected payment schedule for the MOPPRS, based upon the Company's current borrowing costs for comparable noncontingent debt instruments of the Company, from which an estimated yield on the MOPPRS would be calculated. A U.S. Holder would be required to include in income original issue discount in an amount equal to the product of the adjusted issue price of the MOPPRS at the beginning of each interest accrual period and the estimated yield of the MOPPRS. In general, for these purposes, a MOPPRS' adjusted issue price would equal the MOPPRS' issue price increased by the interest previously accrued on the MOPPRS and reduced by all payments made on the MOPPRS. As a result of the application of the Contingent Payment Regulations, it is possible that a U.S. Holder would be required to include interest in income in excess of actual cash payments received for certain taxable years.

     In addition, the character of any gain or loss, upon the sale or exchange of a MOPPRS (including a sale pursuant to the mandatory tender on the Remarketing Date) by a U.S. Holder, will likely differ if the MOPPRS were treated as contingent payment obligations. Any such taxable gain generally would be treated as ordinary income. Any such taxable loss generally would be ordinary to the extent of previously accrued original issue discount, and any excess would generally be treated as capital loss.

                              ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA), (b) plans described in section 4975(e)(I) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each, including (a) and (b), a "Plan") and (d) persons who have certain specified relationships to such Plans ("Parties-in-Interest" under ERISA and "Disqualified Persons" under the Code). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans.

     The Company and the Remarketing Dealer, because of their activities or the activities of their respective affiliates, may be considered to be Parties-in-Interest or Disqualified Persons with respect to certain Plans. If the MOPPRS are acquired by a Plan with respect to which the Company or the Remarketing Dealer is, or subsequently becomes, a Party-in-Interest or Disqualified Person, the purchase, holding, or sale of MOPPRS to the Remarketing Dealer could be deemed to be a direct or indirect violation of the Prohibited Transaction rules of ERISA and the Code unless such transaction were subject to one or more statutory or administrative exemptions, such as Prohibited Transaction Class Exemption ("PTCE") 75-1, which exempts certain transactions involving employee benefit plans and certain broker-dealers, reporting dealers and banks;

PTCE 90-1, which exempts certain transactions between insurance company pooled separate accounts and Parties-in-Interest or Disqualified Persons; PTCE 91-38, which exempts certain transactions between bank collective investment funds and Parties-in-Interest or Disqualified Persons; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager;" PTCE 95-60, which exempts certain transactions between insurance company general accounts and Parties-in-Interest or Disqualified Persons (issued in response to John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 114 S. Ct. 517 (1993), ruling that an insurance company's general account may be deemed to include assets of the Plans investing in products supported by the general account); or PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house asset manager." Even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions.

     Accordingly, prior to making an investment in the MOPPRS, a Plan should determine whether the Company or the Remarketing Dealer is a Party-in-Interest or Disqualified Person with respect to such Plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions, including those described above.

     Prior to making an investment in the MOPPRS, a Plan should consult with its legal adviser concerning the impact of ERISA and the Code and the potential consequences of such investment with respect to their specific circumstances. Moreover, each Plan fiduciary should take into account, among other considerations, whether the fiduciary has the authority to make the investment on behalf of the Plan; whether the investment constitutes a direct or indirect transaction with a Party-in-Interest or a Disqualified Person; and whether under the general fiduciary standards of investment procedure and diversification an investment in the MOPPRS is appropriate for the Plan, taking into account, among other things, the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in the Distribution Agreement by and among the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BT Alex. Brown Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc (the "Underwriters") as supplemented by a terms agreement (together with the Distribution Agreement, the "Distribution Agreement"), dated as of the date hereof and relating to the MOPPRS, by and among the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the respective principal amount of MOPPRS set forth opposite its name
below, at a price equal to      % of the principal amount thereof.

                                                              PRINCIPAL AMOUNT
                        UNDERWRITER                              OF MOPPRS
                        -----------                           ----------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................    $
BT Alex. Brown Incorporated.................................
Morgan Stanley & Co. Incorporated...........................
Salomon Brothers Inc........................................
                                                                -----------
             Total..........................................    $75,000,000
                                                                ===========

     In the Distribution Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the MOPPRS offered hereby if any MOPPRS are purchased. The Underwriters have advised the Company that the Underwriters propose to offer the MOPPRS from time to time for sale in negotiated transactions or otherwise, at prices relating to prevailing market prices determined at the time of sale. The Underwriters may effect such transactions by selling MOPPRS to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriters and any purchasers of MOPPRS for whom they may act as agent. The Underwriters and any dealers that participate with the Underwriters in the distribution of the MOPPRS may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of MOPPRS by them may be deemed to be underwriting compensation.

     The MOPPRS are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the MOPPRS, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the MOPPRS.

     The Underwriters are permitted to engage in certain transactions that maintain or otherwise affect the price of the MOPPRS. Such transactions may include over-allotment transactions and purchases to cover short positions created by the Underwriters in connection with the Offering. If the Underwriters create a short position in the MOPPRS in connection with the Offering, i.e., if they sell MOPPRS in an aggregate principal amount exceeding that set forth on the cover page of this Pricing Supplement, the Underwriters may reduce that short position by purchasing MOPPRS in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the MOPPRS. In addition, neither the Company nor the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of business, the Underwriters and their affiliates have engaged and may in the future engage in investment banking transactions with the Company and certain of its affiliates.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to make contribution to certain payments in respect thereof.

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED OCTOBER 30, 1997)
                                  $505,500,000

[LOGO] JDN                  JDN REALTY CORPORATION
                               MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                             ---------------------
   JDN Realty Corporation (the "Company") may offer from time to time up to $505,500,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies, of its Medium-Term Notes Due Nine Months or More From Date of Issue (the "Notes"). Such aggregate initial offering price is subject to reduction as a result of the sale by the Company of other Securities described in the accompanying Prospectus. Each Note will mature on any day nine months or more from the date of issue (the "Stated Maturity Date"), as specified in the applicable pricing supplement hereto (each, a "Pricing Supplement"), and may be subject to redemption at the option of the Company or repayment at the option of the Holder thereof, in each case, in whole or in part, prior to its Stated Maturity Date, if specified in the applicable Pricing Supplement. In addition, each Note will be denominated and/or payable in United States dollars or a foreign or composite currency, as specified in the applicable Pricing Supplement. The Notes, other than Foreign Currency Notes, will be issued in minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement, while Foreign Currency Notes will be issued in the minimum denominations specified in the applicable Pricing Supplement.
   The Company may issue Notes that bear interest at fixed rates ("Fixed Rate Notes") or at floating rates ("Floating Rate Notes"). The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or other Floating Rate Note and whether the rate of interest thereon is determined by reference to one or more of the CD Rate, the CMT Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate (each, an "Interest Rate Basis"), or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier. Interest on each Floating Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable monthly, quarterly, semiannually or annually in arrears, as specified in the applicable Pricing Supplement, and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement. Interest on each Fixed Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually in arrears on February 1 and August 1 of each year and on the Maturity Date. The Company may also issue Discount Notes, Indexed Notes and Amortizing Notes as specified in the applicable Pricing Supplement.
   The interest rate, or formula for the determination of the interest rate, if any, applicable to each Note and the other variable terms thereof will be established by the Company on the date of issue of such Note and will be specified in the applicable Pricing Supplement. Interest rates or formulas and other terms of Notes are subject to change by the Company, but no such change will affect any Note previously issued or as to which an offer to purchase has been accepted by the Company.
   Each Note will be issued in book-entry form (a "Book-Entry Note") or in fully registered certificated form (a "Certificated Note"), as specified in the applicable Pricing Supplement. Each Book-Entry Note will be represented by one or more fully registered global securities (the "Global Securities") deposited with or on behalf of The Depository Trust Company (or such other depositary identified in the applicable Pricing Supplement) (the "Depositary") and registered in the name of the Depositary or the Depositary's nominee. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants) and the Depositary's participants (with respect to beneficial owners). Except in limited circumstances, Book-Entry Notes will not be exchangeable for Certificated Notes.
    SEE "RISK FACTORS" COMMENCING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT AND IN THE COMPANY'S CURRENT REPORT ON FORM 8-K, DATED JANUARY 26, 1998, INCORPORATED BY REFERENCE INTO THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY
  SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================================================================
                                                    PRICE TO            AGENTS' DISCOUNTS               PROCEEDS TO
                                                   PUBLIC(1)          AND COMMISSIONS(1)(2)            COMPANY(1)(3)
-----------------------------------------------------------------------------------------------------------------------------
Per Note...................................           100%                .125% - .750%              99.875% - 99.250%
-----------------------------------------------------------------------------------------------------------------------------
Total(4)...................................       $505,500,000        $631,875 - $3,791,250     $504,868,125 - $501,708,750
=============================================================================================================================

(1) Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BT Alex. Brown Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc (the "Agents"), individually or in a syndicate, may purchase Notes, as principal, from the Company for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described below) of a Note of identical maturity. If agreed to by the Company and an Agent, such Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Company will pay a commission to an Agent, ranging from .125% to .750% of the principal amount of a Note, depending upon its stated maturity, sold through an Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through such Agent will be negotiated between the Company and such Agent at the time of such sale. See "Plan of Distribution."
(2) The Company has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."
(3) Before deducting expenses payable by the Company estimated at $500,000.
(4) Or the equivalent thereof in one or more foreign or composite currencies.
                             ---------------------
   The Notes are being offered on a continuous basis by the Company to or through the Agents. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange. There is no assurance that the Notes offered hereby will be sold or, if sold, that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. The Company reserves the right to cancel or modify the offer made hereby without notice. The Company or an Agent, if it solicits the offer on an agency basis, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution."
                             ---------------------

MERRILL LYNCH & CO.
                     BT ALEX. BROWN
                                        MORGAN STANLEY DEAN WITTER
                                                     SALOMON SMITH BARNEY
                             ---------------------
          The date of this Prospectus Supplement is February 5, 1998.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MADE HEREBY MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                                  RISK FACTORS

     This Prospectus Supplement does not describe all of the risks of an investment in Notes, whether resulting from such Notes being denominated or payable in or determined by reference to a currency or composite currency other than United States dollars or to one or more interest rate, currency or other indices or formulas, or otherwise. The Company and the Agents disclaim any responsibility to advise prospective investors of such risks as they exist at the date of this Prospectus Supplement or as they change from time to time. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes and the suitability of investing in such Notes in light of their particular circumstances. Such Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the applicable interest rate or currency index or other indices or formulas. Prospective investors should carefully consider, among other factors, the matters described below.

STRUCTURE RISKS

     An investment in Notes indexed, as to principal, premium, if any, and/or interest, if any, to one or more interest rate, currency (including exchange rates and swap indices between currencies or composite currencies) or other indices or formulas, either directly or inversely, entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. Such risks include, without limitation, the possibility that such indices or formulas may be subject to significant changes, that no interest will be payable in respect of such Notes or will be payable at a rate lower than one applicable to a conventional fixed rate or floating rate debt security issued by the Company at the same time, that repayment of the principal and/or premium, if any, in respect of such Notes may occur at times other than that expected by the persons in whose names the Notes are registered ("Holders"), and that the Holders could lose all or a substantial portion of principal and/or premium, if any, payable with respect to such Notes on the Maturity Date (as defined under "Description of Notes -- General"). Such risks depend on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the amount of principal, premium, if any, and/or interest, if any, payable with respect to such Notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices or formula or formulas will be magnified. In recent years, values of certain indices and formulas have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in the value of any particular index or formula that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

     Any optional redemption feature of Notes might affect the market value of such Notes. Since the Company may be expected to redeem such Notes when prevailing interest rates are relatively low, Holders generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the current interest rate on such Notes.

     The Notes will not have an established trading market when issued, and there can be no assurance of a secondary market for the Notes or the liquidity of the secondary market if one develops. See "Plan of Distribution."

     The secondary market, if any, for Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of the applicable index or indices or formula or formulas, including the complexity and volatility of each such index or formula, the method of calculating the principal, premium, if any, and/or interest, if any, in respect of such Notes, the time remaining to the maturity of such Notes, the outstanding amount of such Notes, any redemption features of such Notes, the amount of other debt securities linked to such index or formula and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of such Notes. In addition, certain Notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Holders may not be able to sell such Notes readily or at prices that will enable them to realize their anticipated yield. No investor should purchase Notes unless such investor understands and is able to bear the risk that such Notes may not be readily saleable, that the value of such Notes will fluctuate over time and that such fluctuations may be significant.

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Foreign Currency Notes (as defined under "Description of Notes -- General") entails significant risks that are not associated with a similar investment in a debt security denominated and payable in United States dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the United States dollar and the Specified Currency (as defined under "Description of Notes -- General") and the possibility of the imposition or modification of exchange controls by the applicable governments or monetary authorities. Such risks generally depend on factors over which the Company has no control, such as economic, financial and political events and the supply and demand for the applicable currencies or composite currencies. In addition, if the formula used to determine the amount of principal, premium, if any, and/or interest, if any, payable with respect to Foreign Currency Notes contains a multiplier or leverage factor, the effect of any change in the applicable currencies or composite currencies will be magnified. In recent years, rates of exchange between the United States dollar and foreign or composite currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of the Specified Currency applicable to a Foreign Currency Note against the United States dollar would result in a decrease in the United States dollar-equivalent yield of such Foreign Currency Note, in the United States dollar-equivalent value of the principal and premium, if any, payable on the Maturity Date of such Foreign Currency Note, and, generally, in the United States dollar-equivalent market value of such Foreign Currency Note.

     Governments or monetary authorities have imposed from time to time, and may in the future impose or revise, exchange controls at or prior to the date on which any payment of principal of, or premium, if any, or interest, if any, on, a Foreign Currency Note is due, which could affect exchange rates as well as the availability of the Specified Currency on such date. Even if there are no exchange controls, it is possible that the Specified Currency would not be available on the applicable payment date due to other circumstances beyond the control of the Company. In such cases, the Company will be entitled to satisfy its obligations in respect of such Foreign Currency Note in United States dollars. See "Special Provisions Relating to Foreign Currency
Notes -- Availability of Specified Currency."

CREDIT RATINGS

     The credit ratings assigned to the Company's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in such Notes in light of their particular circumstances.

                              DESCRIPTION OF NOTES

     The Notes will be issued as a series of Debt Securities under an Indenture, dated as of July 15, 1997 as amended, supplemented or modified from time to time (the "Indenture"), between the Company and First Union National Bank, as trustee (the "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying Prospectus, the Notes or the Indenture, as the case may be. The term "Debt Securities," as used in this Prospectus Supplement, refers to all debt securities, including the Notes, issued and issuable from time to time under the Indenture. The following description of Notes will apply to each Note offered hereby unless otherwise specified in the applicable Pricing Supplement. The following description of the Notes supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which reference is hereby made.

GENERAL

     All Debt Securities, including the Notes, issued and to be issued under the Indenture will be unsecured general obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Indenture does not limit the aggregate initial offering price of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate initial offering price from time to time authorized by the Company for each series. As of the date of this Prospectus Supplement, the Company has issued and outstanding under the Indenture $75,000,000 aggregate principal amount of 6.80% Notes due August 1, 2004, and $85,000,000 aggregate principal amount of 6.95% Notes due August 1, 2007. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Company. As of December 31, 1997, such secured indebtedness aggregated approximately $13.6 million and the Company's unsecured and unsubordinated indebtedness aggregated approximately $203.0 million. The Company may, from time to time, without the consent of the holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to the $505,500,000 aggregate initial offering price of Notes offered hereby.

     The Notes are currently limited to up to $505,500,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies. Each Note will mature on any day nine months or more from its date of issue (the "Stated Maturity Date"), as specified in the applicable Pricing Supplement, unless the principal thereof (or any installment of principal thereof) becomes due and payable prior to the Stated Maturity Date, whether by the declaration of acceleration of maturity, notice of redemption at the option of the Company, notice of the Holder's option to elect repayment or otherwise (the Stated Maturity Date or such prior date, as the case may be, is herein referred to as the "Maturity Date" with respect to the principal of such Note repayable on such date). Unless otherwise specified in the applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes, as specified in the applicable Pricing Supplement. The Company may also issue Discount Notes, Indexed Notes and Amortizing Notes (as such terms are hereinafter defined).

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof will be made in, United States dollars. The Notes also may be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof may be made in, one or more foreign or composite currencies ("Foreign Currency Notes"). See "Special Provisions Relating to Foreign Currency Notes -- Payment of Principal, Premium, if any, and Interest, if any." The currency or composite currency in which a particular Note is denominated (or, if such currency or composite currency is no longer legal tender for the payment of public and private debts, such other currency or composite currency of the relevant country which is then legal tender for the payment of such debts) is herein referred to as the "Specified Currency" with respect to such Note.

References herein to "United States dollars," "U.S. dollars" or "$" are to the lawful currency of the United States of America (the "United States").

     Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for the Notes in the applicable Specified Currencies. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign or composite currencies and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. The Agent from or through which a Foreign Currency Note is purchased will be prepared to arrange for the conversion of United States dollars into the Specified Currency in order to enable the purchaser to pay for such Foreign Currency Note, provided that a request is made to such Agent on or prior to the fifth Business Day (as hereinafter defined) preceding the date of delivery of such Foreign Currency Note, or by such other day as determined by such Agent. Each such conversion will be made by such Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchaser of each such Foreign Currency Note. See "Special Provisions Relating to Foreign Currency Notes."

     Interest rates offered by the Company with respect to the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. Interest rates or formulas and other terms of Notes are subject to change by the Company from time to time, but no such change will affect any Note previously issued or as to which an offer to purchase has been accepted by the Company.

     Each Note will be issued as a Book-Entry Note represented by one or more fully registered Global Securities or as a fully registered Certificated Note. The minimum denominations of each Note other than a Foreign Currency Note will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement, while the minimum denominations of each Foreign Currency Note will be specified in the applicable Pricing Supplement.

     Payments of principal of, and premium, if any, and interest, if any, on, Book-Entry Notes will be made by the Company through the Trustee to the Depositary. See "-- Book-Entry Notes." In the case of Certificated Notes, payment of principal and premium, if any, due on the Maturity Date will be made in immediately available funds upon presentation and surrender thereof (and, in the case of any repayment on an Optional Repayment Date (as hereinafter defined), upon submission of a duly completed election form in accordance with the provisions described below) at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee located at 40 Broad Street, Suite 550, New York, New York 10004. Payment of interest, if any, due on the Maturity Date of a Certificated Note will be made to the person to whom payment of the principal thereof and premium, if any, thereon shall be made. Payment of interest, if any, due on a Certificated Note on any Interest Payment Date (as hereinafter defined) other than the Maturity Date will be made at the office or agency referred to above maintained by the Company for such purposes or, at the option of the Company, may be made by check mailed to the address of the Holder entitled thereto as such address shall appear in the Security Register of the Company. Notwithstanding the foregoing, a Holder of $10,000,000 (or, if the Specified Currency is other than United States dollars, the equivalent thereof in such Specified Currency) or more in aggregate principal amount of Certificated Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments, if any, on any Interest Payment Date other than the Maturity Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder. For special payment terms applicable to Foreign Currency Notes, see "Special Provisions Relating to Foreign Currency Notes -- Payment of Principal, Premium, if any, and Interest, if any."

     As used herein, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to Foreign Currency Notes, such day is also not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as hereinafter defined) of the country issuing the Specified Currency (unless the Specified Currency is European Currency Units ("ECU"), in which case such day is also not a day that appears as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or is not a day designated as an ECU non-settlement day by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), a day that is not a day on which payments in ECU cannot be settled in the international interbank market); provided, further, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day (as hereinafter defined). "London Business Day" means a day on which dealings in the Designated LIBOR Currency (as hereinafter defined) are transacted in the London interbank market.

     "Principal Financial Center" means (i) the capital city of the country issuing the Specified Currency (except as described in the immediately preceding paragraph with respect to ECU) or (ii) the capital city of the country to which the Designated LIBOR Currency, if applicable, relates (or, in the case of ECU, Luxembourg), except, in each case, that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney, Toronto, Frankfurt, Amsterdam, Milan (solely in the case of clause
(i) above) and Zurich, respectively.

     Book-Entry Notes may be transferred or exchanged only through the Depositary. See "-- Book-Entry Notes." Registration of transfer or exchange of Certificated Notes will be made at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee located at 40 Broad Street, Suite 550, New York, New York, 10004. No service charge will be made by the Company or the Trustee for any such registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the Indenture not involving any transfer).

     The defeasance and covenant defeasance provisions contained in the Indenture shall apply to the Notes.

REDEMPTION AT THE OPTION OF THE COMPANY

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of the Company prior to the Stated Maturity Date only if an Initial Redemption Date is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum denomination), at the applicable Redemption Price (as hereinafter defined), together with unpaid interest accrued thereon to the date of redemption, on written notice given to the Holders thereof not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price," with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. For a discussion of the redemption of Discount Notes, see "-- Discount Notes."

REPAYMENT AT THE OPTION OF THE HOLDER

     The Notes will be repayable by the Company at the option of the Holders thereof prior to the Stated Maturity Date only if one or more Optional Repayment Dates are specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any

Optional Repayment Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued thereon to the date of repayment, unless such Note is a Discount Note, in which case the applicable Pricing Supplement will specify the amount payable upon such repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its office maintained for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee located at 40 Broad Street, Suite 550, New York, New York 10004, not more than 60 nor less than 30 calendar days prior to the applicable Optional Repayment Date. Exercise of such repayment option by the Holder will be irrevocable. For a discussion of the repayment of Discount Notes, see
"-- Discount Notes."

     Only the Depositary may exercise the repayment option in respect of Global Securities representing Book-Entry Notes. Accordingly, Beneficial Owners (as hereinafter defined) of Global Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Securities repaid must instruct the Participant (as hereinafter defined) through which they own their interest to direct the Depositary to exercise the repayment option on their behalf by delivering the related Global Security and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the Participants through which they own their interest for the respective deadlines for such Participants. All instructions given to Participants from Beneficial Owners of Global Securities relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such Beneficial Owner shall cause the Participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Security or Securities representing the related Book-Entry Notes, on the Depositary's records, to the Trustee. See "-- Book-Entry Notes."

     If applicable, the Company will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder, and any other securities laws or regulations in connection with any such repayment.

     The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held, resold or surrendered to the Trustee for cancellation.

INTEREST

  General

     Unless otherwise specified in the applicable Pricing Supplement, each interest-bearing Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable Pricing Supplement, until the principal thereof is paid or duly made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will be made in an amount equal to the interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period").

     Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any such Note originally issued between a Record Date (as hereinafter defined) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the Holder on such next succeeding Record Date. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

  Fixed Rate Notes

     Interest on Fixed Rate Notes will be payable on February 1 and August 1 of each year or on such other date(s) specified in the applicable Pricing Supplement (each, an "Interest Payment Date" with respect to Fixed Rate Notes) and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

  Floating Rate Notes

     Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include (i) the CD Rate, (ii) the CMT Rate, (iii) the Commercial Paper Rate, (iv) the Eleventh District Cost of Funds Rate, (v) the Federal Funds Rate,
(vi) LIBOR, (vii) the Prime Rate, (viii) the Treasury Rate, or (ix) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Pricing Supplement. The applicable Pricing Supplement will specify certain terms with respect to which each Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note," an "Inverse Floating Rate Note," or other Floating Rate Note, the Fixed Rate Commencement Date, if applicable, Fixed Interest Rate, if applicable, Interest Rate Basis or Bases, Initial Interest Rate, if any, Initial Interest Reset Date, Interest Reset Dates, Interest Payment Dates, Index Maturity, Maximum Interest Rate and/or Minimum Interest Rate, if any, and Spread and/or Spread Multiplier, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable Pricing Supplement will also specify the Designated LIBOR Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below.

     The interest rate borne by the Floating Rate Notes will be determined as follows:

          (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," or as having an Addendum attached or having "Other Provisions; Addenda" apply, in each case relating to a different interest rate formula, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases
     (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

          (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial

     Interest Rate and (z) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

          (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

     The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as hereinafter defined) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

     The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month (with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month);
(iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

     The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined by the Calculation Agent as of the applicable Interest Determination Date and calculated on or prior to the Calculation Date (as hereinafter defined), except with respect to LIBOR and the Eleventh District Cost of Funds Rate, which will be calculated on such Interest Determination Date. The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; the "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as hereinafter defined); and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Designated LIBOR Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as hereinafter defined) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the "Interest Determination Date" will be such preceding Friday; provided, further, that if the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     Notwithstanding the foregoing, a Floating Rate Note may also have either or both of the following: (i) a Maximum Interest Rate, or ceiling, that may accrue during any Interest Period and (ii) a Minimum Interest Rate, or floor, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

     Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year; (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an "Interest Payment Date" with respect to Floating Rate Notes) and, in each case, on the Maturity Date. If any Interest Payment Date other than the Maturity Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

     With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable Interest Period. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only the applicable Interest Rate Basis specified in the applicable Pricing Supplement applied.

     Unless otherwise specified in the applicable Pricing Supplement, First Union National Bank will be the "Calculation Agent." Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent shall determine each Interest Rate Basis in accordance with the following provisions.

     CD Rate. Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

     CMT Rate. Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "Treasury Constant
Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date falls. If such rate is no longer displayed on the relevant page or is not displayed by

3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (which may include the Agents or their affiliates) (each, a "Reference Dealer") selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service (or any successor service) on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated or, if no such maturity is specified in the applicable Pricing Supplement, two years.

     Commercial Paper Rate. Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper-Nonfinancial." If such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be the Money Market Yield of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "Aa," or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                            D X 360
Money Market Yield  =    -------------  X    100
                         360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable Interest Reset Period.

     Eleventh District Cost of Funds Rate. Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate on such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date. If the FHLB of San Francisco fails to announce the Index on or prior to such Eleventh District Cost of Funds Rate Interest Determination Date for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

     Federal Funds Rate. Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in

Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

     LIBOR. Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined in accordance with the following provisions:

          (i) With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Designated LIBOR Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Designated LIBOR Currency having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates so appear, or if no such rate so appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of the Agents) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the Agents) in such Principal Financial Center selected by the Calculation Agent for loans in the Designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

     "Designated LIBOR Currency" means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated or, if no such currency or composite currency is specified in the applicable Pricing Supplement, United States dollars.

     "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency.

     Prime Rate. Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as hereinafter defined) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies (which may include affiliates of the Agents) to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

     "Reuters Screen USPRIME1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or such other page as may replace the USPRIME1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

     Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. If the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination

Date, of three leading primary United States government securities dealers (which may include the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Stated Maturity Date, any redemption or repayment provisions or any other term relating thereto, may be modified and/or supplemented as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and described in the applicable Pricing Supplement.

DISCOUNT NOTES

     The Company may offer Notes ("Discount Notes") from time to time that have an Issue Price (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e. par) by more than a percentage equal to the product of 0.25% and the number of full years to the Stated Maturity Date. Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. Unless otherwise specified in the applicable Pricing Supplement, the difference between the Issue Price of a Discount Note and par is referred to herein as the "Discount" and will be ratably accrued over the term of such Discount Note for purposes of determining the amount to be repaid in the event of redemption, repayment or acceleration of maturity of such Discount Note. In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the Holder of such Discount Note will be equal to the sum of (i) the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of such Discount Note (if applicable), multiplied by the Initial Redemption Percentage (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and (ii) any unpaid interest accrued thereon to the date of such redemption, repayment or acceleration of maturity, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as hereinafter defined), corresponds to the shortest period between Interest Payment Dates for the applicable Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Discount Note and an assumption that the maturity of such Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for a Discount Note (the "Initial Period") is shorter than the compounding period for such Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "United States Federal Income Tax Considerations."

INDEXED NOTES

     The Company may from time to time offer Notes ("Indexed Notes") with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more designated currencies (including a composite currency such as the ECU) relative to an indexed currency or to other items, in each case as specified in the applicable Pricing Supplement. In certain cases, Holders of Indexed Notes may receive a principal payment on the Maturity Date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in Indexed Notes will be specified in the applicable Pricing Supplement. See also "Risk Factors."

AMORTIZING NOTES

     The Company may from time to time offer Notes ("Amortizing Notes") with the amount of principal thereof and interest thereon payable in installments over the term of such Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment information for such Amortizing Notes.

BOOK-ENTRY NOTES

     The Company has established a depositary arrangement with The Depository Trust Company with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable Pricing Supplement.

     Upon issuance, all Book-Entry Notes of like tenor and terms up to $200,000,000 aggregate principal amount will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

     So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided below, the Beneficial Owners (as hereinafter defined) of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

     Unless otherwise specified in the applicable Pricing Supplement, each Global Security representing Book-Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Securities or the Company becomes aware that the Depositary has ceased to be a clearing agency registered under the Exchange Act and, in any such case, the Company shall not have appointed a successor to the Depositary within 60 days thereafter, (ii) the Company, in its sole discretion, determines that the Global Securities shall be exchangeable for Certificated Notes or (iii) an Event of Default shall have occurred and be continuing with respect to the Notes under the Indenture. Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

     The following is based on information furnished by the Depositary:

          The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Security will be issued with respect to each $200,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

          The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission ("Commission").

          Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

          To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial

     Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

          Principal, premium, if any, and/or interest, if any, payments on the Global Securities representing the Book-Entry Notes will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of the Company and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

          If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

          A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by the Company, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

          The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, if a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

          The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

     The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. None of the Company, any Agent, the Trustee or the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

CERTAIN COVENANTS

     For so long as any of the Notes are outstanding, the Company will comply with the following covenants:

          Limitation on Incurrence of Total Debt. The Company will not, and will not permit a Subsidiary (as defined below) to, incur any Debt (as defined below), other than intercompany Debt (representing Debt to which the only parties are the Company and any of its Subsidiaries, but only so long as such Debt is held solely by the Company and any Subsidiary) if, after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles ("GAAP") is greater than 60% of (i) Total Assets (as defined below) of the Company and its Subsidiaries as of the end of the fiscal quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt plus (ii) the increase, if any, in the Total Assets of the Company and its Subsidiaries from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt minus (iii) the decrease, if any, in the Total Assets of the Company and its Subsidiaries from the end of such quarter (the Total Assets of the Company and its Subsidiaries as so adjusted is referred to as the "Adjusted Total Assets").

          Limitation on Incurrence of Secured Debt. In addition to the foregoing limitations on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Secured Debt of the Company or any Subsidiary, other than intercompany Debt, if, after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries is greater than 40% of the Adjusted Total Assets of the Company and its Subsidiaries.

          Debt Service Coverage. In addition to the foregoing limitations on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt, other than intercompany Debt, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge (in each case as defined below) for the period consisting of the four consecutive fiscal quarters (for which financial statements are available) most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds thereof, and calculated on the assumption that
     (i) such Debt and any other Debt incurred by the Company or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds thereof, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Company or its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (iii) in the case of Acquired Debt or Debt in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition being included in the pro forma calculation and (iv) in the case of any increase or decrease in Total Assets of the Company and its Subsidiaries, or any other acquisition or disposition by the Company or any Subsidiary of any asset or group of assets, since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such increase, decrease or other acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments to revenues, expenses and Debt levels with respect to such increase, decrease or other acquisition or disposition being included in such pro forma calculation.

          Maintenance of Total Unencumbered Assets. The Company and its Subsidiaries are required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries.

     As used herein:

          "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

          "Annual Debt Service Charge" as of any date means the amount which is expensed in any 12-month period for interest on Debt of the Company and its Subsidiaries in accordance with GAAP.

          "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income plus amounts which have been deducted in determining Consolidated Net Income during such period for (i) Consolidated Interest Expense, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization (other than amortization of debt discount) and depreciation, (iv) provisions for losses from sales or joint ventures, (v) increases in deferred taxes and other non-cash items, (vi) charges resulting from a change in accounting principles, and
     (vii) charges for early extinguishment of debt, and less amounts which have been added in determining Consolidated Net Income during such period for
     (a) provisions for gains from sales or joint ventures, and (b) decreases in deferred taxes and other non-cash items.

          "Consolidated Interest Expense" means, for any period, and without duplication, all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) of the Company and its Subsidiaries, but excluding legal fees, title insurance charges and other out-of-pocket fees and expenses incurred in connection with the issuance of Debt, all determined in accordance with GAAP.

          "Consolidated Net Income" for any period means the amount of net income (or loss) of the Company and its Subsidiaries for such period determined in accordance with GAAP after eliminating intercompany accounts and transactions.

          "Debt" of the Company or any of its Subsidiaries means any indebtedness of the Company or any of its Subsidiaries, whether or not contingent, and without duplication, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any of its Subsidiaries, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase piece of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Company or any of its Subsidiaries as lessee which is reflected in the balance sheet of the company or any of its Subsidiaries as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the balance sheet of the Company or any of its Subsidiaries in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any of its Subsidiaries whenever the company or any of its Subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof).

          "Secured Debt" means Debt secured by any mortgage, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible assets, other than those relating to intercompany Debt. For purposes hereof, such Debt shall become Secured Debt at the time it first becomes secured by execution of any of the documents, instruments or agreements described in the immediately preceding sentence.

          "Senior Executive Group" shall mean, collectively, those individuals holding the offices of Chairman, President, Chief Executive Officer, Chief Financial Officer or any Vice President of the Company.

          "Subsidiary" means (i) any corporation or other entity the majority of the shares of the non-voting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Company, and the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Company, any other Subsidiary, and/or one or more individuals of the Senior Executive Group (or, in the event of death or disability or any of such individuals, his/her respective legal representative(s)), or such individuals' successors in office as an officer of the Company or the Secretary of such Subsidiary, and (ii) any other entity (other than the Company) the accounts of which are consolidated with the accounts of the Company or any Subsidiary.

          "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined in accordance with GAAP (but excluding intangibles and accounts receivable) after eliminating intercompany accounts and transactions.

          "Total Unencumbered Assets" as of any date means the sum of (i) those Undepreciated Real Estate Assets not securing any portion of Secured Debt and (ii) all other assets of the Company and its Subsidiaries not securing any portion of Secured Debt determined in accordance with GAAP (but excluding accounts receivable and intangibles) after eliminating intercompany accounts and transactions.

          "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, determined in accordance with GAAP.

          "Unsecured Debt" means Debt of the Company or any Subsidiary that is not Secured Debt, excluding intercompany Debt.

     For so long as any of the Notes are outstanding, the Company will also comply with the following additional covenants:

          Existence. Except as described under "Merger, Consolidation or Sale" below, the Company is required to do or cause to be done all things necessary to preserve and keep in force and effect its and its Subsidiaries' existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if its Board of Directors determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders of the Notes.

          Maintenance of Properties. The Company is required to cause all of its properties used or useful in the conduct of its business or business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company shall not be prevented from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business and not disadvantageous in any material respect to the Holders of the Notes.

          Insurance. The Company is required to, and is required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies.

          Payment of Taxes and Other Claims. The Company is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or of any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

          Provision of Financial Information. The Holders of the Notes will be provided with copies of the annual reports and quarterly reports of the Company. Whether or not the Company is subject to Section 13 or 15 (d) of the Exchange Act and for so long as any Notes are outstanding, the Company will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15 (d) (the "Financial Statements") if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Notes, as their names and addresses appear in the security register for the Notes, without cost to such Holders, copies of the annual reports and quarterly reports which the Company would have been required to file with the Commission pursuant to Section 13 or 15 (d) of the Exchange Act if the Company were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15 (d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

MERGER, CONSOLIDATION OR SALE

     The Indenture provides that the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other Person, provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) shall be a Person organized and existing under the laws of the United States or a State thereof and such successor entity shall expressly assume all of the Company's obligations under the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     "Events of Default" under the Indenture include (with grace and cure periods): (i) default in the payment of any installment of interest on any of the Notes; (ii) default in the payment of principal of (or premium, if any, on) any of the Notes; (iii) default in the performance or breach of any other covenant or warranty of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than the Notes), continued for a specified period of days after written notice as provided in the Indenture; (iv) default in the payment of any recourse indebtedness of the Company having an aggregate principal amount exceeding $5,000,000 or any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any such recourse indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (v) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the

Company or its property and (vi) default in the deposit of any sinking fund payment, when and as due by the terms of the Notes.

     If an Event of Default under the Indenture occurs and is continuing, then the Trustee or the Holders of not less than a majority of the principal amount of the outstanding Notes will have the right to declare the principal amount, and the premium, if any, of all the Notes to be due and payable immediately by written notice to the Company (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to the Notes or of all then outstanding under the Indenture, as the case may be, has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company shall have paid or deposited with the Trustee a sum sufficient to pay all overdue installments of interest on the outstanding Notes, the principal of (and premium, if any, on) any outstanding Notes which have become due otherwise than by such declaration of acceleration and interest thereon, all other overdue amounts and certain compensation, expense, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof or premium, if any, with respect to the Notes have been cured or waived as provided in the Indenture. The Indenture also provides that the Holders of not less than a majority in principal amount of the outstanding Notes may waive any past default with respect to the Notes and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on or additional amounts payable in respect of any Notes or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each outstanding Note affected thereby.

     The Trustee will be required to give notice to the Holders of the Notes within 90 days of a default under the Indenture of which the Trustee has knowledge unless such default shall have been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of the Notes of any default with respect to such Notes, except a default in the payment of the principal of (or premium, if any) or interest on any Note if specific responsible officers of the Trustee consider such withholding to be in the interest of such Holders.

     The Indenture provides that no Holders of the Notes may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than a majority in principal amount of the outstanding Notes as well as an offer of indemnity reasonably satisfactory to it. This provision will not, however, prevent any Holder of Notes from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Notes at the respective due dates thereof.

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any Notes then outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity. The Holders of not less than a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Notes not joining therein.

     Within 120 days after the close of each fiscal year, the Company is required to deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture may be made by the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes issued under the Indenture which are affected by the modification or amendment, provided that no such modification may, without a consent of each Holder of such Notes affected thereby: (1) change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on any Note; (2) reduce the principal amount of (or premium, if any) or the rate or amount of interest, if any, or other payment term on any note; (3) change the place or currency of payment of principal of (or premium, if any) or interest, if any, on any Note; (4) impair the right to institute suit for the enforcement of any such payment on or with respect to any Notes; (5) reduce the above-stated percentage of Holders of Notes necessary to modify or amend the Indenture; or (6) modify the foregoing requirements or reduce the percentage of outstanding Notes necessary to waive compliance with certain provisions of the Indenture or for waiver of certain defaults. A record date may be set for any act of the Holders with respect to consenting to any amendment.

     The Holders of not less than a majority in principal amount of outstanding Notes affected thereby will have the right to waive compliance by the Company with certain covenants in the Indenture.

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders for certain matters, including: creation of additional classes of Debt Securities; adding to the covenants of the Company for the benefit of the Holders and adding, changing or eliminating any provisions of the Indenture in respect to other series of Debt Securities, provided that such addition, change or elimination shall not adversely affect the rights of holders of previously created securities.

     The Indenture contains provisions for convening the meeting of the Holders of Notes to take permitted action.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

     Unless otherwise specified in the applicable Pricing Supplement, Foreign Currency Notes will not be sold in, or to residents of, the country issuing the applicable currency. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents and, with respect to Foreign Currency Notes, is by necessity incomplete. The Company and the Agents disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, Foreign Currency Notes. Such persons should consult their own financial and legal advisors with regard to such matters. See "Risk Factors -- Exchange Rates and Exchange Controls."

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST, IF ANY

     Unless otherwise specified in the applicable Pricing Supplement, the Company is obligated to make payments of principal of, and premium, if any, and interest, if any, on, a Foreign Currency Note in the Specified Currency. Any such amounts payable by the Company in the Specified Currency will be converted by the exchange rate agent named in the applicable Pricing Supplement (the "Exchange Rate Agent") into United States dollars for payment to Holders unless otherwise specified in the applicable Pricing Supplement or the Holder of such Foreign Currency Note elects, in the manner hereinafter described, to receive such amounts in the Specified Currency.

     Any United States dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by the Company for the purchase by the quoting dealer of the Specified Currency for United States dollars for settlement on such payment date in the aggregate amount of such Specified Currency payable to all Holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the Holders of such Foreign Currency Notes by deductions from such payments. If three such bid quotations are not available, payments will be made in the Specified Currency.

     Holders of Foreign Currency Notes may elect to receive all or a specified portion of any payment of principal, premium, if any, and/or interest, if any, in the Specified Currency by submitting a written request for such payment to the Trustee at its corporate trust office in The City of New York on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. Holders of Foreign Currency Notes may elect to receive all or a specified portion of all future payments in the Specified Currency and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

     Unless otherwise specified in the applicable Pricing Supplement, if the Specified Currency is other than United States dollars, a Beneficial Owner of the related Global Security or Securities which elects to receive payments of principal, premium, if any, and/or interest, if any, in the Specified Currency must notify the Participant through which it owns its interest on or prior to the applicable Record Date or at least 15 calendar days prior to the Maturity Date, as the case may be, of such Beneficial Owner's election. Such Participant must notify the Depositary of such election on or prior to the third Business Day after such Record Date or at least 12 calendar days prior to the Maturity Date, as the case may be, and the Depositary will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the Participant from the Beneficial Owner and forwarded by the Participant to the Depositary, and by the Depositary to the Trustee, on or prior to such dates, then such Beneficial Owner will receive payments in the Specified Currency.

     Payments of the principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in United States dollars will be made in the manner specified herein with respect to Notes denominated in United States dollars. See "Description of Notes -- General." Payments of interest, if any, on Foreign Currency Notes which are to be made in the Specified Currency on an Interest Payment Date other than the Maturity Date will be made by check mailed to the address of the Holders of such Foreign Currency Notes as they appear in the Security Register, subject to the right to receive such interest payments by wire transfer of immediately available funds under the circumstances described under "Description of Notes -- General." Payments of principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in the Specified Currency on the Maturity Date will be made by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the Maturity Date by each Holder thereof, provided that such bank has appropriate facilities therefor and that the applicable Foreign Currency Note is presented and surrendered at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee located at 40 Broad Street, Suite 550, New York, New York 10004, in time for the Trustee to make such payments in such funds in accordance with its normal procedures.

AVAILABILITY OF SPECIFIED CURRENCY

     Except as set forth below, if the Specified Currency for a Foreign Currency
Note is not available for the required payment of principal, premium, if any, and/or interest, if any, in respect thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars on the basis of the Market Exchange Rate, computed by the Exchange Rate Agent, on the second Business Day prior to such payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate, or as otherwise specified in the applicable Pricing Supplement.

     If the Specified Currency for a Foreign Currency Note is a composite currency that is not available for the required payment of principal, premium, if any, and/or interest, if any, in respect thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars on the basis of the equivalent of the composite currency in United States dollars. The component currencies of the composite currency for this purpose (the "Component Currencies") shall be the currency amounts that were components of the composite currency as of the last day on which the composite currency was used. The equivalent of the composite currency in United States dollars shall be calculated by aggregating the United States dollar equivalents of the Component Currencies. The United States dollar equivalent of each of the Component Currencies shall be determined by the Exchange Rate Agent on the basis of the Market Exchange Rate on the second Business Day prior to the required payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise specified in the applicable Pricing Supplement.

     If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

     The "Market Exchange Rate" for a Specified Currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for such Specified Currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York. Any payment made in United States dollars under such circumstances where the required payment is in a Specified Currency other than United States dollars will not constitute an Event of Default under the Indenture with respect to the Notes.

     All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Foreign Currency Notes.

JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on Foreign Currency Notes were commenced in a court of the United States, such court would likely grant judgment relating to such Foreign Currency Notes only in United States dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into United States dollars would be determined with reference to the date of default, the date of entry of the judgment or some other date. Under current New York law, a state court in the State of New York rendering a judgment in respect of a Foreign Currency Note would be required to render such judgment in the Specified Currency, and such foreign currency judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of such judgment. Accordingly, the Holder of such Foreign Currency Note would be subject to exchange rate fluctuations between the date of entry of such foreign currency judgment and the time the amount of such foreign currency judgment is paid to such Holder in United States dollars and converted by such Holder into the Specified Currency. It is not certain, however, whether a non-New York state court would follow the same rules and procedures with respect to conversions of foreign currency judgments.

     The Company will indemnify the Holder of any Note against any loss incurred by such Holder as a result of any judgment or order being given or made for any amount due under such Note and such judgment or order requiring payment in a currency or composite currency (the "Judgment Currency") other than the Specified Currency, and as a result of any variation between (i) the rate of exchange at which the Specified Currency amount is converted into the Judgment Currency for the purpose of such judgment or order, and

(ii) the rate of exchange at which the Holder of such Note, on the date of payment of such judgment or order, is able to purchase the Specified Currency with the amount of the Judgment Currency actually received by such Holder, as the case may be.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who would have authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

  Payments of Interest

     Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

  Original Issue Discount

     The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Original Issue Discount Notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Code.

     For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as hereinafter defined) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

     Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of an Original Issue Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of an Original Issue Discount Note is the sum of the daily portions of original issue discount with respect to such Original Issue Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Original Issue Discount Note. The "daily portion" of original issue discount on any Original Issue Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Original Issue Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Original Issue Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period is the sum of the issue price of the Original Issue Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Original Issue Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A U.S. Holder who purchases an Original Issue Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Original Issue Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Original Issue Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Original Issue Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than

1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations and if interest on such Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on such Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

     In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period's appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

     If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. It is not entirely clear under current law how a Variable Note would be taxed if such Note were treated as a contingent payment debt obligation. U.S. Holders should be aware that on June 11, 1996 the Treasury Department issued final regulations (the "CPDI Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under previously applicable general principles of United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of Notes will be discussed in the applicable Pricing Supplement.

     Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

  Short-Term Notes

     Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

  Market Discount

     If a U.S. Holder purchases a Note with a fixed maturity date greater than one year, other than an Original Issue Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an Original Issue Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on a constant interest basis.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest income for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

  Premium

     If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

  Disposition of a Note

     Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year. For certain noncorporate U.S. Holders, long-term capital gain may be treated at preferential rates, with the lowest rate available only for Notes held more than eighteen months.

NOTES DENOMINATED, OR IN RESPECT OF WHICH INTEREST IS PAYABLE, IN A FOREIGN CURRENCY

     As used herein, "Foreign Currency" means a currency or composite currency other than U.S. dollars.

  Payments of Interest in a Foreign Currency

     Cash Method. A U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a Note (other than original issue discount or market discount) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such Foreign Currency.

     Accrual Method. A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

  Purchase, Sale and Retirement of Notes

     A U.S. Holder who purchases a Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Note, determined on the date of purchase.

     Except as discussed above with respect to Short-Term Notes, upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the U.S. Holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by such U.S. Holder for more than one year. For certain noncorporate U.S. Holders, long-term capital gain may be treated at preferential rates, with the lowest rate available only for Notes held more than eighteen months. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement, the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the
Note is disposed of (or deemed disposed of as a result of a material change in the terms of such Note). In the case of a Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a Note will equal the cost of the Note to such holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such Note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A U.S. Holder's tax basis in a Note, and the amount of any subsequent adjustments to such holder's tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for such Note, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

     Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the U.S. Holder acquired the Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Note.

  Original Issue Discount

     In the case of an Original Issue Discount Note or Short-Term Note, (i) original issue discount is determined in units of the Foreign Currency, (ii) accrued original issue discount is translated into U.S. dollars as described in "Payments of Interest in a Foreign Currency -- Accrual Method" above and (iii) the amount of Foreign Currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above.

  Premium and Market Discount

     In the case of a Note with market discount, (i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note in the manner described in "Payments of Interest in a Foreign Currency -- Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

     With respect to a Note issued with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Note.

  Exchange of Foreign Currencies

     A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The United States Treasury has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive information reporting requirements but unify certification procedures and forms and clarity and modify reliance standards. These regulations generally are effective for payments made after December 31, 1998, subject to certain transition rules. A Non-U.S. Holder should consult its own advisor regarding the effect of the new Treasury Regulations.

     Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuous basis for sale by the Company to or through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BT Alex. Brown Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc. The Agents, individually or in a syndicate, may purchase Notes, as principal, from the Company from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. If agreed to by the Company and an Agent, such Agent may also utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Company will pay a commission to an Agent, ranging from .125% to .750% of the principal amount of each Note, depending upon its stated maturity, sold through such Agent as an agent of the Company. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent as an agent of the Company will be negotiated between the Company and such Agent at the time of such sale.

     Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. An Agent may sell Notes it has purchased from the Company as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with such purchase. Such Agent may allow, and such dealers may reallow, a discount to certain other dealers. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

     The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly with the Company or through an Agent). Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

     Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in the Specified Currency in The City of New York on the date of settlement. See "Description of Notes -- General."

     Upon issuance, the Notes will not have an established trading market. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

     In connection with the offering made hereby, the Agents may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes, and short positions created by the Agents involve the sale by the Agents of a greater aggregate principal amount of Notes than they are required to purchase from the Company. The Agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering may be reclaimed by the Agents if such Notes are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities (including liabilities under the Securities Act). The Company has agreed to reimburse the Agents for certain other expenses.

     In the ordinary course of its business, the Agents and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with the Company and certain of its affiliates.

     From time to time, the Company may issue and sell other Securities described in the accompanying Prospectus, and the amount of Notes offered hereby is subject to reduction as a result of such sales.

                                 LEGAL MATTERS

     The validity of the Notes offered by this Prospectus Supplement will be passed upon for the Company by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee. Certain matters of Maryland law will be passed upon for the Company by Brown & Wood LLP, Washington, D.C.

     Certain legal matters relating to the Offering will be passed upon for the Agents by Hogan & Hartson L.L.P., Washington, D.C.

PROSPECTUS

                             JDN REALTY CORPORATION

                                  $600,000,000
    COMMON STOCK, COMMON STOCK WARRANTS, PREFERRED STOCK AND DEBT SECURITIES

     JDN Realty Corporation (the "Company") operates as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, and may from time to time offer in one or more series (i) shares of common stock, par value $.01 per share (the "Common Stock"), (ii) warrants to purchase Common Stock (the "Common Stock Warrants"), (iii) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), or (iv) debt securities (the "Debt Securities"), with an aggregate public offering price of up to $600,000,000 (or the equivalent thereof in foreign currencies or currency units) in amounts, at prices and on terms to be determined at the time of any such offering. The Company may offer the Common Stock, Common Stock Warrants, Preferred Stock, and Debt Securities (collectively, the "Securities") from time to time, separately or together, in separate series, in amounts, at prices and on terms to be set forth in supplements to this Prospectus (each a "Prospectus Supplement").

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, the specific number of shares and issuance price per share; (ii) in the case of Common Stock Warrants, the duration, offering price, exercise price and detachability; (iii) in the case of Preferred Stock, the specific number of shares, designation, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, currency of denomination and payment, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for any sinking fund payments, terms for conversion into Common Stock, Preferred Stock or Debt Securities of another series, and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a REIT for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered by the Company directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                             ---------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 30, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov. The Common Stock is listed on the NYSE and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. The Prospectus and any accompanying Prospectus Supplement do not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.
                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have previously been filed by the Company with the Commission under the Exchange Act (File No. 1-12844) are incorporated herein by reference:

          (a) Annual Report on Form 10-K for the year ended December 31, 1996;

          (b) Quarterly Report on Form 10-Q for the quarter ended March 31,
     1997;

          (b) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

          (c) Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

          (d) Current Report on Form 8-K, dated March 3, 1997;

          (e) Current Report on Form 8-K, dated March 12, 1997;

          (f) Current Report on Form 8-K, dated March 25, 1997;

          (g) Current Report on Form 8-K, dated May 30, 1997;

          (h) Current Report on Form 8-K, dated August 1, 1997;

          (i) Current Report on Form 8-K, dated September 26, 1997;

          (j) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended December 31, 1996; and

          (k) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on February 23, 1994, and the information therein incorporated by reference contained in the Company's Registration Statement on Form S-11 (File No. 33-73710).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written request of any such person, a copy of any or all of the documents incorporated herein by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Company, at 3340 Peachtree Road, Suite 1530, Atlanta, Georgia 30326, Attention: Investor Relations, (404) 262-3252.

     Unless the context otherwise requires, as used herein the terms "Company" or "JDN" include JDN Realty Corporation, its predecessor, JDN Development Company, Inc., subsidiaries of JDN Realty Corporation and JDN Development Company, Inc., and joint ventures (including limited liability companies) in which JDN Realty Corporation, JDN Development Company, Inc. or their subsidiaries own an interest.

                                  THE COMPANY

     JDN Realty Corporation (the "Company"), which began operations in 1978, is a real estate development company operating as a REIT and specializing in the development and asset management of retail shopping centers anchored by value-oriented retailers. As of September 30, 1997, the Company owned and operated, either directly or through affiliated entities or joint ventures, 61 shopping center properties containing approximately 7.3 million square feet of gross leasable area, located in eleven states, primarily in the Southeast.

     The Company is one of the largest developers of Wal-Mart anchored shopping centers in the United States. The Company credits much of its success to its strong relationships with national, regional and local tenants which it has developed during its years of operations. The Company continuously works to improve existing tenant relationships and to develop new tenant relationships.

     The Company's business objective is to increase its funds from operations by (i) development of new shopping centers anchored by strong retail tenants with high credit quality, (ii) redevelopment and expansion of its existing properties, (iii) effective leasing and management of its properties and ground leasing of adjacent outparcels, and (iv) acquisition of existing shopping centers. The Company is a fully integrated real estate firm with in-house development, redevelopment, expansion, leasing, property management and acquisition expertise.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement accompanying this Prospectus, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include the development, redevelopment and acquisition of shopping center properties as suitable opportunities arise, the expansion and improvement of certain properties in the Company's portfolio and the repayment of outstanding indebtedness.

     Pending such uses, net proceeds of any offering of Securities will be invested in short-term, investment grade instruments, interest-bearing bank accounts or certificates of deposit, consistent with the Company's qualification as a REIT, the Company's Charter, as amended (the "Charter") and the Company's agreements with its lenders.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the years indicated:

                                    NINE MONTHS
                                       ENDED
                                   SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                   --------------    ------------------------------------
                                   1997     1996     1996    1995    1994    1993    1992
                                   -----    -----    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed
  Charges........................  2.81x    2.28x    2.29x   1.90x   1.64x    *       *

---------------

* Prior to completion of the Company's initial public offering of its common stock on March 29, 1994, the Company and its predecessor businesses were privately held and operated in a manner to minimize net taxable income and to fund any operating cash flow deficits through the sale of shopping center properties. As a result, although the Company historically generated positive cash flow, it had net losses for the years ended December 31, 1993 and 1992. Consequently, the computation of the ratio of earnings to fixed charges for such years indicates that earnings were inadequate to cover fixed charges by approximately $1.2 million and $1.8 million for the years ended December 31, 1993 and 1992, respectively.

     For purposes of calculating the ratio of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before income tax benefits, net gain (loss) on real estate sales, extraordinary items and cumulative effect of changes in accounting principles. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of deferred debt costs. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to fixed charges and Preferred Stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue an aggregate of 170,000,000 shares of capital stock, which includes 150,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock. On the date hereof, 15,493,501 shares of Common Stock were outstanding and no shares of Preferred Stock were outstanding.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code in any taxable year,
(i) not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly (after application of certain complex attribution rules), by five or fewer individuals (as defined in the Code) at any time during the last half of its taxable year, and (ii) its stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In order to ensure that requirement (i) above is satisfied, the Board of Directors shall refuse to transfer shares of the Common Stock to any person whose acquisition of such shares would result in the direct or indirect ownership of more than 8% either in number or value of the outstanding Common Stock and to transfer shares of Preferred Stock to any person whose acquisition of such shares would result in the direct or indirect ownership of more than 8% either in number or value.

     In connection with the foregoing, if the Board of Directors shall, at any time and in good faith, believe that direct or indirect ownership (as determined under applicable federal tax attribution rules) of at least 8% or more either in number or value of the outstanding capital stock has or may become concentrated in the hands of one beneficial owner (other than the Nichols, their family and certain affiliates), the Board of Directors shall refuse to transfer or issue capital stock to a person whose acquisition of such capital stock would cause a beneficial holder to hold in excess of 8% in value of the outstanding capital stock, subject to certain exceptions specified in the Charter. Further, any transfer of capital stock that would create a beneficial owner of more than 8% of the outstanding capital stock (other than to the Nichols, their family and certain affiliates, and certain exceptions specified in the Charter) shall be deemed void and the intended transferee shall be deemed never to have had an interest therein. As of December 31, 1996, the Nichols, members of their family and certain affiliates beneficially owned in excess of 8% in value of the outstanding Common Stock of the Company and may continue to do so. The Nichols, members of their family and certain affiliates may acquire additional shares of Common Stock but not such that any five individuals (as defined in the Code), taking into account the 8% limit, would beneficially own more than 49.9% of the Company's outstanding Common Stock.

     The Board of Directors is entitled to waive the ownership limit with respect to a particular stockholder if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the stockholder with respect to preserving the REIT status of the Company.

     If at any time there is a transfer in violation of such restrictions, those shares of outstanding capital stock in excess of 8% either in number or value of the Company's outstanding Common Stock, and those shares of outstanding Preferred Stock in excess of 8% either in number or value of the Company's outstanding Preferred Stock, subject to the foregoing exceptions ("Excess Shares"), shall be deemed to have been transferred to the Company, as trustee for the benefit of such persons to whom the Excess Shares are later transferred. Subject to the Company's right to purchase the Excess Shares, the interest in the trust representing the Excess Shares shall be freely transferable by the intended transferee at a price that does not exceed the price paid by the intended transferee for the Excess Shares. Excess Shares shall have no voting rights, and shall not be considered for the purpose of any shareholder vote or determining a quorum, but shall continue to be reflected as issued and outstanding stock. No dividends shall be paid with respect to Excess Shares. The Company shall have the right to purchase Excess Shares for the lesser of the amount paid by the intended transferee for the Excess Shares or the market price. The market price for any capital stock so purchased, shall be equal to the fair market value of such Excess Shares reflected in (i) the closing sales price for the capital stock, if then listed on only one national securities exchange, or (ii) the average closing sales price of such capital stock if then listed on more than one national securities exchange, or (iii) if the capital stock is not then listed on a national securities exchange, the latest bid quotation for the capital stock if then traded over-the-counter, as of the day immediately preceding the date on which notices of such purchase are sent by the Company. If no such closing sales prices or quotations are available, the purchase price shall equal the net asset value of such capital stock as determined by the Board of Directors in good faith.

     All persons who own a specified percentage (or more) of the outstanding capital stock of the Company must file a certificate with the Company containing information regarding their ownership of stock as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage is set between one-half of one percent and five percent, depending on the number of record holders of stock. In addition, each stockholder shall, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect, and constructive ownership of shares of stock of the Company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     All certificates representing shares of capital stock bear a legend referring to the restrictions described above.

BUSINESS COMBINATIONS

     Under the Maryland General Corporation Law, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the corporation's stock (an "Interested Shareholder") must be:
(a) recommended by the corporation's board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Shareholder with whom the business combination is to be effected, unless, among other things, the corporation's holders of capital stock receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares. In addition, an Interested Shareholder or affiliate thereof may not engage in a business combination with the corporation for a period of five years following the most recent date the person became an Interested Shareholder. These provisions of Maryland law do not apply, however, to business combinations that are approved by the board of directors of a Maryland corporation prior to a person's becoming an Interested Shareholder.

CONTROL SHARE ACQUISITIONS

     The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" may not be voted except to the extent approved by a vote of two-thirds of all the corporation's shares entitled to vote on the matter, excluding all interested shares. "Control shares" are shares which, if aggregated with all other shares owned by the person or in respect of which that person is entitled to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquirer to vote (i) 20% or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of the outstanding shares entitled to vote. Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained the required shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition and who has undertaken to reimburse certain expenses of the corporation and has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the corporation's board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

     Subject to certain conditions and limitations, if the voting rights of the control shares were considered and not approved, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to absence of voting rights, as of the date of the last control share acquisition by the acquirer or as of the date of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquirer is entitled to vote a majority of the shares entitled to vote, prior to the control share acquisition all other shareholders may exercise appraisal rights, unless the charter or bylaws of the corporation provide otherwise. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to the acquisitions approved or exempted by the charter or bylaws of the corporation prior to a control share acquisition.

     The limitation on ownership of the Company's Stock set forth in the Charter, as well as the provisions of Maryland law described above, could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

                          DESCRIPTION OF COMMON STOCK

     The Company is authorized to issue 150,000,000 shares of Common Stock. On the date hereof, 15,493,501 shares of Common Stock were outstanding, held by approximately 416 record holders.

     The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Debt Securities or Preferred Stock of the Company or upon the exercise of Common Stock Warrants issued by the Company. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter.

     Holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may declare out of funds legally available for the payment of dividends. Upon issuance, the shares of Common Stock will be fully paid and nonassessable and have no preferences or conversion, exchange or preemptive rights. In the event of any liquidation, dissolution or winding-up of the Company, the holders of shares of Common Stock are entitled to share ratably in any of the Company's assets remaining after the satisfaction of all obligations and liabilities of the Company and after required distributions to holders of Preferred Stock, if any. Each share is entitled to one vote on all matters voted upon by the holders of Common Stock. Holders of shares of Common Stock have no cumulative voting rights.

EXCHANGE LISTING

     The Company's Common Stock is listed on the New York Stock Exchange under the symbol JDN.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     The Company initially reserved 500,000 shares of Common Stock for issuance under its Dividend Reinvestment and Stock Purchase Plan (the "Plan") to provide record owners of the Company's Common Stock with a method of investing dividends and other distributions paid in cash in additional shares of the Company's Common Stock. The Company may issue original issue shares under the Plan or, from time to time, direct First Union National Bank of North Carolina, as the Company's agent under the Plan, to repurchase shares of the Company's Common Stock in the open market for sale under the Plan. To the extent shares of Common Stock purchased under the Plan are purchased from the Company, the Company will receive additional funds to be used for its general corporate purposes. On the date hereof, 492,775 shares of Common Stock are reserved for issuance under this plan.

EMPLOYEE STOCK PURCHASE PLAN

     The Company initially reserved 100,000 shares of Common Stock for issuance under the JDN Corporation 1995 Employee Stock Purchase Plan, which provides an opportunity for eligible employees of JDN Realty Corporation and its subsidiaries to acquire an interest in the Company through acquisitions of shares of the Company's Common Stock at a discount. The proceeds of shares purchased under this plan will be used for the Company's general corporate purposes. On the date hereof, 99,168 shares of Common Stock are reserved for issuance under this plan.

RESTRICTIONS ON OWNERSHIP

     The Common Stock is subject to certain restrictions on ownership described above under "Description of Capital Stock -- Restrictions on Ownership".

TRANSFER AGENT

     The transfer agent and registrar for the Company's Common Stock is First Union National Bank of North Carolina ("First Union").

                      DESCRIPTION OF COMMON STOCK WARRANTS

     The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Securities offered pursuant to any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common

Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and the warrant recipient or, if the recipients are numerous, a warrant agent identified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent, if engaged, will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of any Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Common Stock Warrants; (2) the aggregate number of such Common Stock Warrants; (3) the price or prices at which such Common Stock Warrants will be issued; (4) the designation, number and terms of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants; (5) the designation and terms of the other Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with such offered Securities; (6) the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable; (7) the price at which each share of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased; (8) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any;
(11) a discussion of certain federal income tax considerations relevant to a holder of such Common Stock Warrants; and (12) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

     Reference is made to the section captioned "Description of Common Stock" for a general description of the Common Stock to be acquired upon the exercise of the Common Stock Warrants. Additionally, the section captioned "Description of Capital Stock" includes a description of certain restrictions on transfer of the Common Stock.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     The Company is authorized to issue 20,000,000 shares of Preferred Stock, par value $.01 per share, none of which were outstanding on the date hereof.

     The following description of the Preferred Stock sets forth certain anticipated general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of Preferred Stock (which terms may be different than those stated below) will be described in the Prospectus Supplement to which such series relates. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the applicable Prospectus Supplement and Charter (including the amendment describing the designations, rights, and preferences of each series of Preferred Stock) and Bylaws.

     Subject to limitations prescribed by Maryland law and the Charter, the Company's Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or the duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including: (1) the title and stated value of such Preferred Stock; (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred

Stock; (3) the dividend rate(s), period(s) and or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock; (4) the date from which dividends on such Preferred Stock shall accumulate, if applicable; (5) the procedures for any auction and remarketing, if any, for such Preferred Stock;
(6) the provision for a sinking fund, if any, for such Preferred Stock; (7) the provisions for redemption, if applicable, of such Preferred Stock; (8) any listing of such Preferred Stock on any securities exchange; (9) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof); (10) a discussion of certain federal income tax considerations relevant to a holder of such Preferred Stock; (11) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (12) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (13) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT and (14) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

RANK

     Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity and debt securities which are specifically designated as ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity and debt securities issued by the Company the terms of which specifically provide that such equity and debt securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity and debt securities issued by the Company the terms of which specifically provide that such equity and debt securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

DIVIDENDS

     Holders of shares of the Preferred Stock of each series shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     Unless otherwise specified in the applicable Prospectus Supplement, if any shares of the Preferred Stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless full dividends (which include all unpaid dividends in the case of cumulative dividend Preferred Stock) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series.

     When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon shares of Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata among the holders of such series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Until required dividends are paid, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of Preferred Stock of such series which remains payable.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     So long as any dividends on shares of any series of the Preferred Stock of the Company ranking on a parity as to dividends and distributions of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares of Preferred Stock to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series and, unless the full cumulative dividends on all outstanding shares of any cumulative Preferred Stock of such series and any other stock of the Company ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of such shares of Preferred Stock to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company that will not result in the issuance of any Excess Shares.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of Common Stock, or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

VOTING RIGHTS

     Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Any series of Preferred Stock may provide that, so long as any shares of such series of Preferred Stock remain outstanding, the holders of such series may vote as a separate class on certain specified matters, which may include changes in the Company's capitalization, amendments to the Charter, and mergers and dispositions.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred

Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

     The provisions of a series of Preferred Stock may provide for additional rights, remedies, and privileges if dividends on such series are in arrears for specified periods, which rights and privileges will be described in the applicable Prospectus Supplement.

     Under Maryland law, notwithstanding anything to the contrary set forth above, holders of each series of Preferred Stock will be entitled to vote upon a proposed amendment to the Charter, whether or not entitled to vote thereon by the Charter, if the amendment would alter the contract rights, as set forth in the Charter, of their shares of stock.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

RESTRICTIONS ON OWNERSHIP

     The Preferred Stock is subject to certain restrictions on ownership described above under "Description of Capital Stock -- Restrictions on Ownership".

                         DESCRIPTION OF DEBT SECURITIES

     The Company may issue Debt Securities under one or more trust indentures (each an "Indenture") to be executed by the Company and one or more trustees (each a "Trustee") meeting the requirements of a trustee under the Trust Indenture Act of 1939, as amended (the "TIA"). The Indentures will be qualified under the TIA.

     The following description sets forth certain anticipated general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (which terms may be different than those stated below) and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the following description. Forms of the Senior Indenture (as defined herein) and the Subordinated Indenture (as defined herein) have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     The Debt Securities will be direct obligations of the Company and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt (as defined in the applicable Indenture) of the Company. Senior Securities and Subordinated Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a Trustee.

     Except as set forth in the applicable Indenture and described in a Prospectus Supplement relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, secured or unsecured, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in the applicable Indenture. All

Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     The Prospectus Supplement relating to any series of Debt Securities being offered will contain the applicable terms thereof, including, for example:

          (1) the title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Stock or Preferred Stock, or the method by which any such portion shall be determined;

          (4) if convertible, any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock into which such Debt Securities are convertible;

          (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (7) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the interest payment dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

          (9) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

          (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the Indenture;

          (14) any provisions for collateral security for repayment of such Debt Securities;

          (15) whether such Debt Securities will be issued in certificated and/or book-entry form;

          (16) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (17) the applicability, if any, of defeasance and covenant defeasance provisions of the applicable Indenture;

          (18) the terms, if any, upon which such Debt Securities may be convertible into Common Stock or Preferred Stock of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

          (19) whether and under what circumstances the Company will pay additional amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

          (20) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as set forth in the applicable Indenture, the applicable Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Company's Common Stock and Preferred Stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Capital Stock -- Restrictions on Ownership." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

MERGER, CONSOLIDATION OR SALE

     It is expected that the Indenture will provide that the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that (a) either the Company shall be the continuing corporation, or the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any), and interest on, all of the applicable Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no Event of Default under the applicable Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee.

COVENANTS

     The Indenture will contain covenants requiring the Company to take certain actions and prohibiting the Company from taking certain actions. The covenants with respect to any series of Debt Securities will be described in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Each Indenture will describe specific "Events of Default" with respect to any series of Debt Securities issued thereunder. Such "Events of Default" are likely to include (with grace and cure periods): (i) default in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any required sinking fund payment for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for a specified period of days after written notice as provided in the applicable Indenture; (v) default in the payment of specified amounts of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled and (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or either of its property.

     If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% of the principal amount of the outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amounts may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture. Each Indenture also will provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may
be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     Each Trustee will be required to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

     Each Indenture will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of a Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

     Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

     It is anticipated that modifications and amendments of an Indenture may be made by the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each series of the outstanding Debt Securities issued under the Indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without a consent of each holder of such Debt Securities affected thereby: (1) change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on any such Debt Security; (2) reduce the principal amount of (or premium, if any) or the interest, if any, on any such Debt Security or the principal amount due upon acceleration of an Original Issue Discount Security; (3) change the place or currency of payment of principal of (or premium, if any) or interest, if any, on any such Debt Security; (4) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security; (5) reduce the above-stated percentage of holders of Debt Securities necessary to modify or amend the Indenture; or (6) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive compliance with certain provisions of the Indenture or for waiver of certain defaults. A record date may be set for any act of the holders with respect to consenting to any amendment.

     The holders of not less than a majority in principal amount of outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in such Indenture.

     Each Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series to take permitted action.

REDEMPTION OF SECURITIES

     The Indenture will provide that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part, for certain reasons intended to protect the Company's status as a REIT. Debt Securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable Prospectus Supplement.

     From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the Debt Securities will be to receive payment of the Redemption Price.

CONVERSION OF SECURITIES

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

SUBORDINATION

     Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Securities. No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default in Senior Securities exists that permits the Holders of such Senior Securities to accelerate their maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. After all Senior Securities are paid in full and until the Subordinated Securities are paid in full, Holders of Subordinated Securities will be subrogated to the right of Holders of Senior Securities to the extent that distributions otherwise payable to Holders of Subordinated Securities have been applied to the payment of Senior Securities. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of Subordinated Securities. If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will contain the approximate amount of Senior Securities outstanding as of the end of the Company's most recent fiscal quarter.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities through underwriters for public offer and sale by them, and also may sell Securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriters or agents in connection with an offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements to be entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Delayed delivery contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by delayed delivery contracts.

                                    EXPERTS

     The consolidated financial statements and schedules of JDN Realty Corporation included in JDN Realty Corporation's Annual Report (Form 10-K) for the year ended December 31, 1996 and the statements of revenue and certain expenses of The Junction Shopping Center for the period from March 25, 1996 (date of commencement of operations) to December 31, 1996, the River Hills Shopping Center for the period from September 13, 1996 (date of commencement of operations) to December 31, 1996, the Midway Plaza Shopping Center for the period from November 2, 1995 (date of commencement of operations) to December 31, 1995 and the year ended December 31, 1996, and the Bermuda Square Shopping Center for the year ended December 31, 1996, respectively, included in the Current Report on Form 8-K of JDN Realty Corporation dated September 26, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements, schedules and statements of revenue and certain expenses are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Securities will be passed upon for the Company by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee.

======================================================
    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT, THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         -----
              PRICING SUPPLEMENT
Pricing Supplement Summary.............   PS-3
Business and Properties................   PS-7
Recent Developments....................  PS-14
Use of Proceeds........................  PS-16
Capitalization.........................  PS-16
Selected Financial Data................  PS-17
Management.............................  PS-18
Description of the MOPPRS..............  PS-20
Certain United States Federal Income
  Tax Considerations...................  PS-24
ERISA Considerations...................  PS-26
Supplemental Plan of Distribution......  PS-27
            PROSPECTUS SUPPLEMENT
Risk Factors...........................    S-3
Description of Notes...................    S-5
Special Provisions Relating to Foreign
  Currency Notes.......................   S-26
Certain United States Federal Income
  Tax Considerations...................   S-29
Plan of Distribution...................   S-37
Legal Matters..........................   S-38
                  PROSPECTUS
Available Information..................      2
Incorporation of Certain Documents by
  Reference............................      2
The Company............................      3
Use of Proceeds........................      3
Ratio of Earnings to Fixed Charges.....      4
Description of Capital Stock...........      4
Description of Common Stock............      6
Description of Common Stock Warrants...      7
Description of Preferred Stock.........      8
Description of Debt Securities.........     12
Plan of Distribution...................     17
Experts................................     18
Legal Matters..........................     18

======================================================
======================================================

                                  $75,000,000

                                   (JDN LOGO)

                             JDN REALTY CORPORATION
                              % MANDATORY PAR PUT
                    REMARKETED SECURITIES(SM) ("MOPPRS(SM)")
                              DUE MARCH    , 2013
                             ---------------------

                               PRICING SUPPLEMENT
                             ---------------------
                              MERRILL LYNCH & CO.

                                 BT ALEX. BROWN

                           MORGAN STANLEY DEAN WITTER

                              SALOMON SMITH BARNEY

                                 MARCH   , 1998

                         "MANDATORY PAR PUT REMARKETED
                      SECURITIES(SM)" AND "MOPPRS(SM)" ARE
                             SERVICE MARKS OWNED BY
                           MERRILL LYNCH & CO., INC.
======================================================